Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TECTONIC FINANCIAL, INC.,

T BANCSHARES, INC.

AND

INTEGRA FUNDING SOLUTIONS, LLC,

AND JOINED IN BY

THE BOLT FAMILY IRREVOCABLE TRUST,

IF HOLDINGS, LLC,

DOUG WAIDELICH,

THE CRANE BASIN IRREVOCABLE TRUST

AND

THE HAMILTON IRREVOCABLE TRUST,

TRACY A. BOLT, IN HIS INDIVIDUAL CAPACITY, AND

RANDALL W. WOODS, IN HIS INDIVIDUAL CAPACITY

______________________

Dated as of June 18, 2021

INDEX OF DEFINED TERMS

Accounting Firm	6	Enforceability Exceptions	60
Adjusted Equity	3	Environmental Laws	60, 61
Affiliate	60	Equity Adjustment	3
Agreement	1	ERISA	14
Bank	4	Escrow Account	5
Bolt Trust	1	Escrow Agreement	5
Bolt Trust Payoff Letter	37	Escrow Consideration	5
Business Day	60	Escrow Period	5
Calculation Date	3	Estimated Cash Consideration	5
Cap	51	Exchange Act	24
Cash Escrow Consideration	5	FDIC	21
Claim Notice	52	Federal Reserve	21
Closing Date	7	Final Cash Consideration	7
Code	14	Final Closing Statement	5
Company	1	Fundamental Representations	49
Company Affiliate	1	GAAP	6
Company Assets	3	Goodwill	48
Company Benefit Plans	14	Governmental Entity	61
Company Constituent Documents	60	Hamilton Trust	1
Company Contract	16	Hazardous Material	61
Company Debt	4	IF Holdings	1
Company Disclosure Schedule	9	IF Holdings Debt	4
Company Financial Statements	12	IF Holdings Payoff Letter	37
Company Indemnified Parties	50	Indemnified Parties	50
Company IT Systems	18	Indemnifying Party	52
Company Lenders	5	Information	49
Company Liabilities	3	Initial Closing Statement	5
Company Member	1	Intellectual Property	17
Company Member Approval	1	IRS	14
Company Members	1	knowledge	61
Company Members Representative	5	Law	61
Company Membership Interests	2	Liability	62
Company Owned Properties	17	Lien	62
Company Qualified Plans	15	Loan	19
Company Real Property	17	Material Adverse Effect	62
Company Regulatory Agreement	17	Materially Burdensome Regulatory Condition	36
Competitive Business	47	Merger	1
Competitor	47	Merger Agreement	2
Confidentiality Agreement	48	Merger Consideration	2
Contributed Assets	4	Minimum Adjusted Equity	3
Crane Trust	1	New Employment Agreements	37
De Minimis Amount	50	Notice of Disagreement	6
Deductible Amount	50	Order	62
Direct Claim	52	Parent	1
Doug Waidelich	1	Parent Benefit Plans	26
Effective Time	8	Parent Common Stock	2
End Time	46	Parent Constituent Documents	62

Parent Contract	28	Remaining Liabilities	4
Parent Equity Awards	22	Restrictive Legend	41
Parent Financial Statements	24	Securities Act	24
Parent Indemnified Parties	50	Stock Consideration	3
Parent IT Systems	30	Stock Escrow Consideration	5
Parent Owned Properties	29	Subsidiary	63
Parent Preferred Stock	22	Surviving Corporation	2
Parent Qualified Plans	27	Tax	63
Parent Real Property	29	Tax Return	64
Parent Regulatory Agreement	29	TBI	1
Parent Reports	24	TBOC	2
Parent Stock Plans	22	Third-Party Claim	52
Payoff Letters	37	Tracy Bolt	1
Permitted Encumbrances	62	Transition Services Agreement	43
Person	63	Treasury Regulations	64
Property	63	Veritex Bank	4
Randy Woods	1	Veritex Debt	4
Regulatory Agency	63	Veritex Payoff Letter	37
Releases	1

EXHIBITS

Exhibit “A”	Merger Agreement
Exhibit “B”	Transition Services Agreement
Exhibit “C”	Employment Agreement
Exhibit “D”	Escrow Agreement
Exhibit “E”	Form of Release by Manager
Exhibit “F”	Form of Release by Officer
Exhibit “G”	Certificate of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is effective as of June 18, 2021, by and among Tectonic Financial, Inc., a Texas corporation (“Parent”), T Bancshares, Inc., a Texas corporation and wholly-owned subsidiary of the Parent (“TBI”) and Integra Funding Solutions, LLC, a Texas limited liability company (the “Company”), and joined in by The Bolt Family Irrevocable Trust (the “Bolt Trust”), IF Holdings, LLC, a Texas limited liability company (“IF Holdings”), Doug Waidelich, an individual resident of the State of Texas (“Doug Waidelich”), The Crane Basin Irrevocable Trust (the “Crane Trust”), The Hamilton Irrevocable Trust (the “Hamilton Trust”), Tracy A. Bolt, an individual resident of the State of Texas (“Tracy Bolt”), and Randall W. Woods, an individual resident of the State of Texas (“Randy Woods”).

RECITALS

WHEREAS, this Agreement provides that the Parent will, on the terms and conditions set forth herein, acquire the Company through the merger of the Company with and into TBI, with TBI as the surviving corporation in the merger (the “Merger”), as a wholly-owned subsidiary of the Parent;

WHEREAS, the Manager of the Company and the respective Board of Directors of Parent and TBI have determined that the Merger is advisable and in the best interests of the Company and its members, the Parent and its shareholders, and TBI and its shareholders, respectively;

WHEREAS, the Bolt Trust, IF Holdings, Doug Waidelich, the Crane Trust and the Hamilton Trust (each, a “Company Member” and collectively, the “Company Members”), being all of the members of the Company, have joined in this Agreement for the purpose of making certain representations and warranties to Parent, guaranteeing the performance of certain obligations of the Company and agreeing to observe certain restrictive covenants and vote all of the interests in the Company owned by the Company Members in favor of this Agreement and the transactions contemplated hereby in the manner set forth herein;

WHEREAS, Tracy Bolt and Randy Woods (each, a “Company Affiliate” and together, the “Company Affiliates”), each being an Affiliate (as defined herein) of the Company, have joined in this Agreement in their individual capacities, and not in their capacities as the Manager and President of the Company, respectively, for the purpose of making certain representations and warranties to Parent, guaranteeing the performance of certain obligations of the Company and agreeing to perform certain obligations and observe certain restrictive covenants in connection with the transactions contemplated hereby in the manner set forth herein;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, (i) the Company Members, in their capacity as the members of the Company, have executed and delivered to Parent a written consent, dated as of the date of this Agreement, pursuant to which the Company Members approve and adopt this Agreement and the transactions contemplated hereby (the “Company Member Approval”), and (ii) the Manager and each officer of the Company has entered into an agreement substantially in the forms attached hereto as Exhibit “E” and Exhibit “F”, respectively, releasing the Company from any and all claims by the Manager and such officers (except as described in such instrument) (collectively, the “Releases”); and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I
THE MERGER

Section 1.01    The Merger. Subject to the terms and conditions of this Agreement and an Agreement and Plan of Merger, by and between TBI and the Company (the “Merger Agreement”), substantially in the form attached hereto as Exhibit “A”, at the Effective Time (as defined herein), the Company will merge with and into TBI in accordance with the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”). TBI will be the surviving corporation in the Merger (which, as the surviving corporation, is hereinafter referred to as the “Surviving Corporation” whenever reference is made to it at or after the Effective Time) and will continue its corporate existence under the TBOC.

Section 1.02    Effects of the Merger. The Merger will have the effects set forth in the TBOC. The name of the Surviving Corporation shall remain “T Bancshares, Inc.” All rights, franchises and interests of the Company and TBI, respectively, in and to any type of property and choses in action shall be transferred to and vested in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and TBI, respectively, shall become the debts, liabilities, obligations and duties of the Surviving Corporation, in each case by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon. The certificate of formation of TBI, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Corporation as of the Effective Time, and the bylaws of TBI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

Section 1.03    Directors and Officers. The directors and officers of TBI immediately prior to the Merger shall remain the directors and officers of the Surviving Corporation immediately after the Merger and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of formation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.04    Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action by Parent, the Company, TBI or any holder of record of the following securities:

(a)    Each share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)    Each share of common stock of TBI, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding as a share of common stock of the Surviving Corporation.

(c)    All of the membership interests in the Company (“Company Membership Interests”) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist and shall be converted into and become the right to receive the following consideration, subject to Section 1.07 (the “Merger Consideration”):

(i)    an amount equal to the Cash Consideration (hereafter defined); plus

(ii)    453,203 validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Stock Consideration”).

(d)    The Merger Consideration shall be allocated among the Company Members in the amounts, and the Cash Consideration shall be delivered to such accounts, as described in Section 1.11.

(e)    The following terms shall have the meanings set forth below:

(i)“Adjusted Equity” means the Company’s “net tangible capital”, calculated in the manner set forth on Confidential Schedule Section 1.04(e)(i), including: (i) a $93,000 accrual for employee bonuses and a $11,350 accrual for Texas franchise tax, (ii) the transaction costs, fees, expenses and commissions (including, without limitation, all legal, accounting, and other fees and expenses relating to the Merger) incurred by the Company in connection with this Agreement and the transactions contemplated hereby but not paid as of the Closing Date, (iii) a $1,600 cost of preparing the federal and state income Tax Returns of the Company for the period from January 1, 2021, through the Calculation Date, and (iv) a $125,000 cost associated with the Post-Closing Bonuses. For the avoidance of doubt, the Adjusted Equity calculation shall reflect the Company’s payment of the first installment of the Bonuses, as defined and set forth on Confidential Schedule Section 6.11.

(ii)“Minimum Adjusted Equity” shall mean $2,256,815.

(iii)“Calculation Date” means the last day of the month in the month that immediately precedes the month during which the Closing Date occurs.

(iv)“Equity Adjustment” means the difference of (i) the actual amount of Adjusted Equity as of the Calculation Date minus (ii) Minimum Adjusted Equity; the “Equity Adjustment” can be a positive or negative number and either increase or reduce the Cash Consideration.

(v)“Loan Loss Allowance Adjustment” means the allowance for loan losses on the balance sheet of the Company as of the Calculation Date, less $406,097. The “Loan Loss Allowance Adjustment” can be a positive or negative number.

(vi)“Cash Consideration” means an amount of cash equal to the sum of: (a) $2,458,777, plus (b) the Equity Adjustment, plus (c) the Loan Loss Allowance Adjustment.

Section 1.05    Actions Immediately Following the Merger.

(a)    Immediately following the Effective Time, and by virtue of the Merger, the Surviving Corporation will own all of the assets (“Company Assets”) and liabilities (“Company Liabilities”) of the Company.

(b)    Immediately following the Effective Time and on the Closing Date, the Surviving Corporation shall:

(i)    contribute to T Bank, NA (the “Bank”), a national banking association and wholly-owned subsidiary of TBI, and shall cause the Bank to accept such contribution of, all of the Contributed Assets and assume the Remaining Liabilities (as defined herein);

(ii)    pay, and/or cause to pay, to Veritex Bank (as defined herein) by wire transfer of immediately available funds in U.S. dollars an amount of cash equal to the amount of the Veritex Debt (as defined herein) as set forth in the Veritex Payoff Letter (as defined herein);

(iii)    pay, and/or cause to pay, to RJBW (as defined herein) by wire transfer of immediately available funds in U.S. dollars an amount of cash equal to the amount of the RJBW Debt (as defined herein) as set forth in the RJBW Payoff Letter (as defined herein);

(iv)    pay, and/or cause to pay, to the Bolt Trust by wire transfer of immediately available funds in U.S. dollars an amount of cash equal to the amount of the Bolt Trust Debt (as defined herein) as set forth in the Bolt Trust Payoff Letter (as defined herein); and

(v)    pay, and/or cause to pay, all amounts necessary to discharge fully the then outstanding balances of all the transaction costs, fees, expenses and commissions (including, without limitation, all legal, accounting, and other fees and expenses relating to the Merger) incurred by the Company in connection with this Agreement and the transactions contemplated hereby to each Person who is owed a portion thereof as identified in writing, together with wire instructions, by the Company to Parent at least two (2) Business Days prior to the Closing Date; provided that such amounts have been accrued by the Company prior to the Closing Date.

(c)    The following terms shall have the meanings set forth below:

(i)“Contributed Assets” means the Company Assets less the assets set forth on Confidential Schedule 1.05(c)(i);

(ii)“Remaining Liabilities” means the Liabilities of the Company set forth on Confidential Schedule 1.05(c)(ii);

(iii)“Veritex Debt” means the amount of the principal and interest due as of the Closing Date under the Promissory Notes made by the Company to Veritex Community Bank (“Veritex Bank”) pursuant to the Loan and Security Agreement set forth on Section 3.04(a) of the Company Disclosure Schedule;

(iv)“RJBW Debt” means the aggregate amount of the principal and interest due as of the Closing Date under the Promissory Notes set forth on Section 3.19 of the Company Disclosure Schedules made by the Company to RJBW Holdings, LLC (“RJBW”);

(v)“Bolt Trust Debt” means the aggregate amount of the principal and interest due as of the Closing Date under the Promissory Notes set forth on Section 3.19 of the Company Disclosure Schedules made by the Company to the Bolt Trust;

(vi)“Company Debt” means the aggregate amount of the Veritex Debt, the RJBW Debt and the Bolt Trust Debt; and

(vii)“Company Lenders” means Veritex Bank, RJBW (in its capacity as lender of the RJBW Debt) and the Bolt Trust (in its capacity as lender of the Bolt Trust Debt).

Section 1.06    Delivery of Merger Consideration.

(a)    The Company shall prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date an initial closing statement (“Initial Closing Statement”) setting forth the Company’s best estimate of (i) the Adjusted Equity as of the Calculation Date and (ii) the resulting Cash Consideration (“Estimated Cash Consideration”). The Company shall review and consider in good faith any revisions to the Initial Closing Statement proposed in good faith by Parent, provide reasonably requested supporting calculations and detail relating to the amounts and calculations underlying any such revisions and implement such revisions that the Company determines in good faith are appropriate. For the avoidance of doubt, nothing in this Section 1.06(a) shall be deemed a waiver by Parent of its right to raise any such revisions pursuant to Section 1.08 or Section 1.09.

(b)    At the Effective Time, Parent shall:

(i)    wire transfer of immediately available funds in U.S. dollars an amount of cash equal to the Estimated Cash Consideration, less the Cash Escrow Consideration, to the Company Members as described in Section 1.11; and

(ii)    issue, or cause to be issued, the Stock Consideration, less the Stock Escrow Consideration, to the Company Members as described in Section 1.11 (which in no event shall include any fractional shares).

Section 1.07    Escrow Consideration.

(a)    On or prior to the Closing Date, Parent shall deposit or cause to be deposited (i) out of the Cash Consideration an amount of cash equal to Three Hundred Forty-Five Thousand Dollars ($345,000.00) (the “Cash Escrow Consideration”) and (ii) out of the Stock Consideration 22,660 shares of Parent Common Stock (the “Stock Escrow Consideration”, and together with the Cash Escrow Consideration, the “Escrow Consideration”) into an escrow account (the “Escrow Account”) with the Bank (or such other Person as may be mutually agreed by Parent and the Company), in its capacity as escrow agent, which shall be held in the Escrow Account for a period of twelve (12) months following the Closing Date (the “Escrow Period”) and disbursed only in accordance with the terms and conditions set forth in an escrow agreement substantially in the form attached hereto as Exhibit “D” (the “Escrow Agreement”) or as otherwise agreed by Parent and the Company Members Representative.

(b)    Parent and the Company agree that for all Tax purposes the Company Members shall be treated as the owner of amounts in the Escrow Account until such funds may be distributed to the Company Members. No party shall take any action or filing position inconsistent with the foregoing.

Section 1.08    Closing Statement; Final Closing. Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to Tracy A. Bolt, the representative designated by the Company Members (the “Company Members Representative”) a final closing statement (the “Final Closing Statement”), setting forth the actual Cash Consideration.

Section 1.09    Disputed Final Adjustment.

(a)    The Final Closing Statement shall become final and binding upon the parties hereto on the twentieth (20th) day following delivery thereof, unless the Company Members Representative delivers written notice to Parent prior to such date of its disagreement with preparation or content of the Final Closing Statement (a “Notice of Disagreement”). During such twenty (20)-day period, the Company Members Representative and their designated auditor shall be permitted to reasonable access during normal business hours the accounting records of Parent relating to the Final Closing Statement. A Notice of Disagreement must describe in reasonable detail the items contained in the Final Closing Statement that the Company Members Representative disputes and the basis for any such disputes. During the twenty (20)-day period following the delivery of a Notice of Disagreement, the Company Members Representative and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and seek to agree on a final determination of the Cash Consideration. At the end of such twenty (20)-day period, if no agreement on the Cash Consideration, the Company Members Representative and Parent shall engage a nationally recognized independent accounting firm (the “Accounting Firm”) for arbitration of any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing. As promptly as practicable after the engagement of the Accounting Firm, the Company Members Representative shall submit any unresolved elements set forth in the Notice of Disagreement to the Accounting Firm in writing (with a copy to Parent), supported by any documents and arguments upon which they rely. As promptly as practicable thereafter, Parent shall submit its response to the Accounting Firm (with a copy to the Company Members Representative) supported by any documents and arguments upon which it relies. The parties shall instruct the Accounting Firm to render its reasoned written decision with respect to each disagreement asserted in accordance with this Section 1.09(a) as promptly as practicable but in no event later than thirty (30) days after submission of all matters in dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(b)    Notwithstanding any provisions hereof to the contrary, the Accounting Firm shall be deemed to be acting as an expert and not as an arbiter and the proceeding before the Accounting Firm shall be an expert determination under the Law governing expert determination. None of the Company Members Representative or Parent shall have any ex parte communications with the Accounting Firm without the prior consent of Parent or the Company Members Representative, as the case may be. The Accounting Firm shall review such submissions and base its determination solely on the submissions made by the Company Members Representative and Parent, the terms of this Agreement and GAAP. In resolving any disputed item submitted to the Accounting Firm, the Accounting Firm may not assign a value to any item greater than the greatest value claimed for such item by either Parent or the Company Members Representative in the Final Closing Statement or Notice of Disagreement, as applicable, or less than the smallest value claimed for such item by either Parent or the Company Members Representative in the Final Closing Statement or Notice of Disagreement, as applicable, and such resolution shall be in accordance with GAAP and otherwise in accordance with this Section 1.09(b).

(c)    In the event Parent and the Company Members Representative submit any unresolved objections to the Accounting Firm for resolution as provided in Section 1.09(a), the cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorneys’ fees and expenses of the parties) shall be borne by Parent and the Company Members in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(d)    For purposes of complying with this Section 1.09, Parent and the Company Members Representative shall provide each other and the other’s professional advisors reasonable access during normal business hours to the personnel, properties, contracts, books and records relating to the business of the Surviving Corporation in connection with the preparation of the Final Closing Statement and the resolution of any disputed amounts under the Final Closing Statement.

(e)“Final Cash Consideration” means (i) if no Notice of Disagreement is delivered in accordance with Section 1.09(a), the amount of the Cash Consideration set forth on the Final Closing Statement as prepared by Parent in accordance with Section 1.08, or (ii) if a Notice of Disagreement is delivered in accordance with Section 1.09(a), (A) the amount agreed as the final Cash Consideration at any time in writing by Parent and the Company Members Representative or (B) the final Cash Consideration as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 1.09.

Section 1.10    Payment Following Adjustment. The Merger Consideration shall either be increased by the amount by which the Final Cash Consideration exceeds the Estimated Cash Consideration or decreased by the amount by which the Estimated Cash Consideration exceeds the Final Cash Consideration, as applicable. If the Final Cash Consideration is more than the Estimated Cash Consideration, Parent shall pay to the Company Members the amount of such difference within ten (10) Business Days after the Final Closing Statement becomes final and binding on the parties, by wire transfer in immediately available funds. If the Final Cash Consideration is less than the Estimated Cash Consideration, Parent shall first deduct the amount of such difference from the Cash Escrow Consideration then, to the extent funds therein are insufficient to satisfy the full amount, the amounts owed shall be paid by forfeiture of the Stock Escrow Consideration, and any additional deficit shall be paid by the Company Members to the Parent within ten (10) Business Days after the Final Closing Statement becomes final and binding on the parties, by wire transfer in immediately available funds.

Section 1.11    Allocation of Merger Consideration. At least two (2) Business Days prior to the payment of the Merger Consideration, or any portion thereof, to the Company Members (whether by Parent or its Affiliates or through release from the Escrow Account), the Company Members Representative shall provide Parent with a written schedule showing the respective amounts of Cash Consideration and Stock Consideration payable to each of the Company Members in connection therewith and the respective accounts to which any such Cash Consideration shall be transferred (an “Allocation Schedule”).

ARTICLE II
CLOSING AND THE CLOSING DATE

Section 2.01    Time and Place of the Closing and Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of T Bank, NA, 16200 Dallas Parkway, Suite 190, Dallas, Texas 75244 at 10 a.m., Central time, on the first Business Day of the calendar month after the full satisfaction or due waiver (by the party entitled to the benefit of such condition) of the closing conditions set forth in Article VIII and Article IX hereof (other than those to be satisfied at the Closing) (the “Closing Date”), with the targeted Closing Date being July 1, 2021. By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e. email/pdf) or facsimile exchange of documents.

Section 2.02    Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger substantially in the form attached hereto as Exhibit “G”, reflecting the Merger, to be filed with the Texas Secretary of State in accordance with the TBOC (the “Effective Time”). The parties will use commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, and, in any case, TBI shall file (and Parent shall cause TBI to file) the certificate of merger with the Texas Secretary of State on or prior to Closing Date, as necessary or appropriate in order that the Effective Time shall occur on the Closing Date.

Section 2.03    Company Deliveries at Closing. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent:

(a)    invoices evidencing the amounts necessary to pay in full the transaction costs, fees, expenses and commissions (including, without limitation, all legal, accounting, and other fees and expenses relating to the Merger) incurred by the Company in connection with this Agreement and the transactions contemplated hereby, in each case to the extent not paid by the Company prior to the Closing Date;

(b)    the documents required to be delivered to Parent pursuant to Sections 9.07(b), 9.09, 9.10 and 9.13 of this Agreement;

(c)    the Payoff Letters (as defined herein);

(d)    true and complete copies of the Company’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

(e)    a certificate of fact from the Secretary of State of the State of Texas, and a copy of the Company’s franchise tax account status printed from the website of the Texas Comptroller of Public Accounts, which together evidence, as of a recent date, the good standing of the Company under the Laws of the State of Texas;

(f)    a certificate, dated as of the Closing Date, executed by the Manager or other appropriate executive officer of the Company, pursuant to which the Manager will certify: (i) the Company has satisfied the conditions set forth in Section 9.01, Section 9.02, and Section 9.06; (ii) that the copy of the Third Amended and Restated Company Agreement of the Company attached to such certificate is true and correct and such Third Amended and Restated Company Agreement of the Company has not been amended except as reflected in such copy; and (iii) a true and correct copy of the list of the Company Members as of the Closing Date;

(g)    each of the consents set forth on Confidential Schedule Section 2.03(g); and

(h)    a counterparty signature to, and delivery of, each other instruments, certificates and documents which Parent or its counsel may reasonably request to effectuate the transactions contemplated hereby and to which any of the Company, the Company Members or the Company Affiliates is to be a party, duly executed by the Company, the Company Members or the Company Affiliates, as applicable.

Section 2.04    Parent Deliveries at Closing. At or prior to the Closing, Parent shall deliver or cause to be delivered to the Company Members:

(a)    true, correct and complete copies of Parent’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

(b)    true, correct and complete copies of TBI’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Texas;

(c)    a certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Parent, pursuant to which such officer will certify: (i) the due adoption by the Parent’s Board of Directors of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of Parent duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the Bylaws of Parent attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

(d)    a certificate, dated as of the Closing Date, signed by the chief executive officer of Parent, pursuant to which Parent will certify that Parent has satisfied the conditions set forth in Section 8.01, Section 8.02, and Section 8.06;

(e)    the documents required to be delivered by Parent to the Company pursuant to Sections 8.07, 8.08 and 8.09; and

(f)    a counterparty signature to, and delivery of, each other instruments, certificates and documents which the Company or its counsel may reasonably request to effectuate the transactions contemplated hereby and to which Parent is to be a party, duly executed by Parent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
THE COMPANY MEMBERS AND THE COMPANY AFFILIATES

The Company, Company Members and Company Affiliates represent and warrant to Parent as set forth below. On the date of this Agreement, the Company, the Company Members and the Company Affiliates delivered to Parent a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate (a) in response to an express disclosure requirement contained in a provision hereof, (b) as an exception to one or more representations and warranties contained in this Article III or (c) as an exception to one or more covenants contained in this Agreement. Disclosure in any section of the Company Disclosure Schedule shall apply only to the indicated section of this Agreement, except to the extent that it is reasonably apparent on its face that such disclosure is relevant to another section of this Agreement.

Section 3.01    Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Company Constituent Documents, as in effect as of the date of this Agreement, have been provided to Parent. The Company does not have any Subsidiaries.

Section 3.02    Capitalization of the Company. Section 3.02 of the Company Disclosure Schedule sets forth all of the Company Membership Interests, including the name of each member of the Company and their interest in the Company represented by their “sharing ratio”, as of the date of this Agreement. All of the issued and outstanding Company Membership Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which equityholders of the Company may vote. As of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Other than the Company Member Approval and as set forth on Section 3.02 of the Company Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Membership Interests or other equity interests of the Company.

Section 3.03    Authority; Approvals.

(a)    The Company, each of the Company Members and each of the Company Affiliates has the requisite authority to execute and deliver this Agreement and any related documents to which it is a party and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company, each of the Company Members and each of the Company Affiliates and (assuming due authorization, execution and delivery by Parent) constitutes a legal, valid and binding obligation of the Company, each of the Company Members and each of the Company Affiliates, enforceable against the Company, each of the Company Members and each of the Company Affiliates in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, has been duly and validly approved by the Manager of the Company and the Company Members. No other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

Section 3.04    Compliance with Laws, Permits and Instruments.

(a)    Except as set forth on Section 3.04 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, including the Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Constituent Documents, or (ii) assuming that the consents and approvals referred to in Section 3.05 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to the Company or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)    The Company and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable Law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to it, including, without limitation and as applicable, all Laws related to data protection or privacy. The Company has not had any material incidents of fraud or defalcation involving the Company or any of its officers, directors or Affiliates during the last three years.

Section 3.05    Consents and Approvals. Except for the filing of the Certificate of Merger with the Texas Secretary of State, no consents or approvals of or filings or registrations with any Governmental Entity by the Company are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation of the Merger and the other transactions contemplated hereby.

Section 3.06    Reports.

(a)    The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2018 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Section 3.06 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company since January 1, 2018, (ii) to the Company’s knowledge, there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company, and (iii) to the Company’s knowledge, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company since January 1, 2018, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    The Company is not a party to, nor does the Company have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the one hand, and any other Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company in the Company Financial Statements.

(c)    The Company does not have any Liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Company Benefit Plan maintained by the Company or Liabilities for federal, state or local Taxes or assessments), required by GAAP to be reflected or reserved against in the appropriate Company Financial Statements, except those (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company for the year ended December 31, 2020 (including any notes thereto), (ii) Liabilities and expenses incurred in the ordinary course of business and consistent with past practices since the applicable dates of the Company Financial Statements or in connection with this Agreement and the transactions contemplated hereby, or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.07    Financial Statements.

(a)    The reviewed consolidated financial statements of the Company for the year ended December 31, 2020 accompanied by the reports thereon of the Company’s independent auditors for the year ended as of such date (the “Company Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of the Company, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates, in all material respects with applicable accounting requirements in accordance with GAAP and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Except for the timing of the recognition of rebate revenue (which impacts periodicity or the period in which such revenue is recognized), the consolidated unaudited financial statements of the Company for the years ended December 31, 2018 and 2019 (i) have been prepared from, and are in accordance with, the books and records of the Company, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) and (iii) complied, as of their respective dates, in all material respects with applicable accounting requirements in accordance with GAAP (except for the inclusion of footnotes related thereto). The books and records of the Company have been, and are being, maintained in all material respects in accordance with any applicable legal requirements and reflect only actual transactions. J. Taylor & Associates, LLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company does not have any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company, except for those Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company for the year ended December 31, 2020 (including any notes thereto) and for Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)    Except as set forth in Section 3.07(c) of the Company Disclosure Schedule, the records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the direct control of the Company or accountants (including all means of access thereto and therefrom), except for any non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company.

(d)    Since January 1, 2018, neither the Company, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that Company has engaged in accounting or auditing practices contrary to GAAP or applicable Law.

Section 3.08    Broker’s Fees. Neither Company, nor any of its officers or directors, has employed any broker, finder or financial advisor or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 3.09    Absence of Certain Changes or Events.

(a)    Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Except in connection with matters related to this Agreement, since December 31, 2020 through the date of this Agreement, the Company has carried on its business in all material respects in the ordinary course.

Section 3.10    Legal Proceedings.

(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company is not a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, Order, judgment, decree, or regulatory restriction imposed upon the Company or the assets of the Company (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) that would reasonably be expected to be material to the Company, in each case except to the extent imposed upon any obligor under any receivable owned by the Company.

Section 3.11    Taxes and Tax Returns. The Company has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. The Company is not the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company (whether or not shown on any Tax Returns) that are due have been fully and timely paid. The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The Company has not granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of the Company for all years to and including 2017 have been examined by the Internal Revenue Service (the “IRS”) or to the knowledge of the Company, are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. The Company has not received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company or the assets of the Company. The Company has made available to the Parent true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. The Company is not a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement. The Company (a) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which is or was the Company) or (b) does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. The Company has not been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Effective January 1, 2020 (the “S Election Date”), the Company made a valid election to be taxed for federal income tax purposes as a Subchapter S corporation (within the meaning of Sections 1361 and 1362 of the Code and similar S corporation election under state and local Law, where applicable) and such election has at all times since the S Election Date remained validly in effect, is currently validly in effect as of the date of this Agreement and will remain validly in effect for all periods up to and including the Closing Date. Neither the Company nor any Company Member has taken or will take before Closing any action that would cause the Company to cease being an “S corporation” within the meaning of Section 1361 of the Code or S corporation for state and local Tax purposes, where applicable. The Company is not currently liable for or will, at any time before and including the Closing Date, become liable for any Tax under Sections 1363(d), 1374 or 1375 of the Code (or any similar or corresponding provision of state or local Tax Law).

Section 3.12    Employees and Employee Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all current employees of the Company who, as of the date of this Agreement, are parties to an employment agreement or similar arrangement, including for each such individual: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current base compensation rate; (v) bonus or other incentive-based compensation paid in the prior calendar year; (vi) exempt or non-exempt classification under the Fair Labor Standards Act; and (vii) pay-rolling entity.

(b)    For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company for the benefit of any current or former employee, officer or director of the Company, excluding, in each case, any Multiemployer Plan.

(c)    Each Company Benefit Plan has been established, and, to the knowledge of the Company, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d)    The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)    No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group (as defined in ERISA) Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such Liability.

(f)    Neither the Company nor any of its ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g)    All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material Liability to the Company.

(h)    There are no pending or to the knowledge of the Company threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material Liability to the Company.

(i)    There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company, or any strikes or other material labor disputes against the Company. The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company.

Section 3.13    Compliance with Applicable Law. The Company holds, and has held at all times since January 1, 2018, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company has complied with and are not in default or violation under any, applicable Law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company, nor, to the knowledge of the Company, any director, officer, employee, agent or other Person acting on behalf of the Company, has, directly or indirectly, (a) used any funds of the Company for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company, (c) violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law in connection with the business of the Company, (d) established or maintained any unlawful fund of monies or other assets of the Company, (e) made any fraudulent entry on the books or records of the Company, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 3.14    Certain Contracts.

(a)    Section 3.14 of the Company Disclosure Schedule sets forth each contract, arrangement, commitment or understanding (whether written or oral) (i) which provides for payments to or from the Company thereunder to third-party vendors over the course of a twelve-month period in an amount in excess of $25,000 (in one payment or a series of payment over such period), (ii) each contract pursuant to which the Company purchases accounts receivable or otherwise extends a Loan, (iii) which is otherwise material to the operation of the Company or (iv) which contains a provision that limits (or purports to limit) in any material respect the ability of the Company to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements) or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business (each, a “Company Contract”); provided that, to the extent a Company Contract to be listed under subsection (ii) or (iii) is a form utilized by the Company in connection with purchasing accounts receivables, the Company has provided such form with Section 3.14 of the Company Disclosure Schedule in lieu of a list of such contracts. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any party thereto (including the Company or any Subsidiary) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is legal, valid and binding on the Company, enforceable by the Company in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions), (ii) the Company has in all material respects performed all obligations required to be performed by it to date under each Company Contract, (iii) to the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company under any such Company Contract.

Section 3.15    Agreements with Regulatory Agencies. The Company is not subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity (to the extent such request or suggestion was directed specifically to the Company) that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company been advised in writing since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is presently considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

Section 3.16    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company is in compliance, and has complied since January 1, 2018, with any federal, state or local Law, regulation, Order, decree, permit, authorization, common Law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the Company’s knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company of any Liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which Liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.17    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company has good and marketable title to all the real property reflected in the latest balance sheet included in the Company Financial Statements as being owned by the Company or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest financial statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.

Section 3.18    Intellectual Property. The Company owns, or is licensed to use (in each case, free and clear of any material Liens), all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or used in a material manner by them in the conduct of its business under license pursuant to a material contract (“Intellectual Property”) necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) (i) the use of any Intellectual Property by the Company does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to Company that the Company has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) no Person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company with respect to any Intellectual Property owned by the

Company, and (c) the Company has not received any notice of any pending claim with respect to any Intellectual Property owned by the Company, and the Company has taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company.

Section 3.19    Related Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Membership Interests (or any of such Person’s immediate family members or Affiliates) on the other hand, except those of a type available to employees of the Company generally.

Section 3.20    State Takeover Laws. The Manager of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.21    Information Technology; Security and Privacy. All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Company’s business (collectively, “Company IT Systems”) have been reasonably maintained, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry. The Company IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. The Company has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard the Company IT Systems. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company’s business consistent with past practice. The Company has not experienced since January 1, 2018 any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Company IT Systems. The Company has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. The Company is not in breach of any material contract related to any Company IT Systems. The Company has, to its knowledge, at all times complied in all material respects with all applicable legal requirements (including but not limited to all regulatory standards and guidelines) relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company. The Company has at all times complied in all material respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing. No claims are pending and, to its knowledge, no claims have been asserted or threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. With respect to all personal information described herein, the Company has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, policies and procedures applicable thereto. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

Section 3.22    Loan Portfolio.

(a)    All evidences of indebtedness, including factored accounts receivable, to which the Company (including loans held for resale to investors) is a party as a lender, lessor or creditor or which is an owner thereof (individually, a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, currently exist and were solicited and originated in compliance in all material respects with all applicable requirements of federal, state and local Law and regulations promulgated thereunder.

(b)    Each Loan of the Company (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(c)    The Loans have been administered and, where applicable, serviced, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws. Neither the Company nor any of its managers, directors, officers or employees, has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records or that provides for repayment of any Loan in a manner different than as set forth in the note evidencing or credit agreement or security interest relating to such Loan. There is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Company has no knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(d)    The allowance for loan, account receivable and lease losses as reflected in the Company Financial Statements, and as of each fiscal quarter ended after December 31, 2020 was, in the reasonable opinion of the Company’s management, adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to Loans previously charged off as of those dates, based on historical losses and the size, composition and performance of the Company’s Loan portfolio as of such date.

Section 3.23    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company is in compliance in all material respects with its insurance policies and is not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.24    Investment in Parent Common Stock.

(a)    Investment Intent. Each of the Company Members understands that the shares of Parent Common Stock to be issued pursuant to this Agreement are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and the Company Members are acquiring such shares as principal for their own account and not with a view to, or for distributing or reselling such shares or any part thereof in violation of the Securities Act or any applicable state securities Laws; provided, however, that by making the representations in this Section 3.24(a), none of the Company Members agrees to hold any of the shares of Parent Common Stock issued pursuant to this Agreement for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such shares under an exemption from such registration under the Securities Act and in compliance with applicable federal and state securities Laws. None of the Company Members presently have any agreement, plan, or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the shares of Parent Common Stock to be issued pursuant to this Agreement (or any securities which are derivatives thereof) to or through any Person.

(b)    General Solicitation. None of the Company Members is investing in the shares of Parent Common Stock to be issued pursuant to this Agreement as a result of any advertisement, article, notice or other communication regarding such shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other form of “general solicitation” or “general advertising” (as such terms are used in Regulation D promulgated under the Securities Act and interpreted by the SEC).

(c)    Investment Status. Each of the Company Members, as of the date of this Agreement, is, and as of the Closing Date, will be, an “accredited investor” as defined in Rule 501(a) of the Securities Act and has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the shares of Parent Common Stock to be issued pursuant to this Agreement and has so evaluated the merits and risks of such investment and can bear the risk of loss in such investment and understands that nothing in this Agreement or any other materials presented by or on behalf of Parent to the Company Members in connection with the investment in the shares of Parent Common Stock to be issued pursuant to this Agreement constitutes legal, regulatory, tax or investment advice. Each of the Company Members has its principal place of business in, or, if a natural Person, is a resident of, the State of Texas.

Section 3.25    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by the Company, the Company Members, and the Company Affiliates in this Article III, neither the Company, the Company Members, and the Company Affiliates nor any other Person makes any express or implied representation or warranty with respect to the Company, the Company Members, and the Company Affiliates or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company, the Company Members, and the Company Affiliates nor any other Person makes or has made any representation or warranty to the Parent or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or its business, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to the Parent or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV. In furtherance of the foregoing, the Company further acknowledges and agrees that it is not entitled to rely, has not relied and will not rely, on any representation or warranty of the Parent or any of their respective representatives or any other Person, other than those representations and warranties expressly made by the Parent in Article IV. The Company acknowledges and agrees that it is relying solely on the representations and warranties expressly made by the Parent in Article IV, and on its own investigation and analysis in entering into the transaction documents contemplated herein to which it is a party and that each such transaction document is the product of arm’s-length negotiations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company, the Company Members, and the Company Affiliates as set forth below. The representations and warranties set forth below are further qualified by Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 and any of Parent’s Current Reports on Form 8-K (or any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof with respect to events.

Section 4.01    Organization and Qualification.

(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and is a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended, and as amended by the 1999 Gramm-Leach-Bliley Act, and is duly registered with Board of Governors of the Federal Reserve System (the “Federal Reserve”). Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the Parent Certificate and Parent Bylaws, as in effect as of the date of this Agreement, as has been filed by the Parent as an exhibit to the most recent Annual Report on Form 10-K.

(b)    Each Subsidiary of Parent (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of clauses (ii) and (iii) as has not had, and would reasonably be expected to have, a Material Adverse Effect on Parent. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

Section 4.02    Capitalization of Parent.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 40,000,000 shares of Parent Common Stock and (ii) 1,725,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of the Closing Date, there are (A) 6,568,750 shares of Parent Common Stock issued and outstanding, (B) no shares of Parent Common Stock held in treasury, (C) 1,725,000 shares of Parent Preferred Stock issued and outstanding, (D) 400,000 shares of Parent Common Stock reserved for issuance upon the exercise or settlement of outstanding awards granted under the Parent Stock Plans (the “Parent Equity Awards”), (E) 350,000 shares of Parent Common Stock reserved for future issuance pursuant to future grants under the Parent Stock Plans, and (F) no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote. Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(b)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiary, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of Parent’s Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.03    Authority, Approvals. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger has been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders. The Board of Directors of TBI has determined that the Merger, on the terms and conditions set forth in this Agreement and the Merger Agreement, is in the best interests of TBI and its sole shareholder. The Board of Directors of the Bank has determined that accepting the contribution of the Contributed Assets and the Remaining Liabilities is in the best interests of the Bank and its sole shareholder. No other corporate proceedings on the part of Parent, or any Subsidiary thereof, are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

Section 4.04    Compliance with Laws, Permits and Instruments.

(a)    Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, including the Merger, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Constituent Documents, or (ii) assuming that the consents and approvals referred to in Section 4.05 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)    Parent and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable Law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to it, including, without limitation and as applicable, all Laws related to data protection or privacy. The Parent nor any of its Subsidiaries had not had any material incidents of fraud or defalcation involving the Parent or any Subsidiary (as applicable) or any of their respective officers, directors or Affiliates during the last three years.

Section 4.05     Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices, (b) the filing of the Certificate of Merger with the Texas Secretary of State and (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation of the Merger and the other transactions contemplated hereby. Other than the consents and approvals in the foregoing sentence, no consents or approvals of any third-parties are necessary in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation of the Merger and the other transactions contemplated hereby.

Section 4.06    Reports.

(a)    Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2018 with any Regulatory Agency, including, without limitation, any report, registration or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2018, (ii) to Parent’s knowledge, there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (iii) to Parent’s knowledge, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2018, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    An accurate copy of each final registration statement, prospectus, report, schedule and other documents filed with or furnished to the SEC since May 13, 2019 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) has been made publicly available. No such Parent Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since May 13, 2019, as of their respective dates, all Parent Reports filed under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c)    Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s financial statements.

(d)    Neither the Parent nor any of its Subsidiaries has any Liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by the Parent or any of its Subsidiaries or Liabilities for federal, state or local Taxes or assessments), that are not reflected in or disclosed in the appropriate Parent Financial Statements, except those (i) Liabilities and expenses incurred in the ordinary course of business and consistent with past practices since the applicable dates of the Parent Financial Statements or (ii) that are not, individually or in the aggregate, material to the Parent and its Subsidiaries, taken as a whole.

Section 4.07    Financial Statements.

(a)    The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) for the fiscal years ended December 31, 2018, 2019 and 2020 accompanied by the reports thereon of the Company’s independent auditors for the years ended as of such dates (“Parent Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Whitley Penn LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any Liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent for the fiscal year ended December 31, 2020 (including any notes thereto) and for Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2020, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent.

(d)    Since January 1, 2018, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in accounting or auditing practices contrary to GAAP or applicable Law.

Section 4.08    Broker’s Fees. Neither Parent nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker, finder or financial advisor or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

Section 4.09    Absence of Certain Changes or Events.

(a)    Since December 31, 2020, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Except in connection with matters related to this Agreement, since December 31, 2020 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 4.10    Legal Proceedings.

(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, Order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Affiliates) that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.11    Taxes and Tax Returns. Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by each of them, and all such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Parent and its Subsidiaries for all years to and including 2017 have been examined by the IRS or, to the knowledge of Parent, are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened (in writing) or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries. Parent has made available to the Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which is or was Parent) or (b) has any Liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 4.12    Employees and Employee Benefit Plans.

(a)    For purposes of this Agreement, “Parent Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)    Each Parent Benefit Plan has been established, and, to the knowledge of Parent, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(c)    The IRS has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(d)    No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group (as defined in ERISA) Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such Liability.

(e)    None of the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(f)    All contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to result in any material Liability to Parent and its Subsidiaries.

(g)    There are no pending or, to the knowledge of Parent, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material Liability to Parent and its Subsidiaries.

(h)    There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent and its Subsidiaries.

Section 4.13    Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have held at all times since January 1, 2018, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have complied with and are not in default or violation under any, applicable Law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, none of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other Person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (c) violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law in connection with the business of Parent, (d) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 4.14    Certain Contracts.

(a)    Each contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto or (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of the Parent to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements) or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Affiliates to engage in any line of business (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any other party thereto (including the Company or any Subsidiary) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) each Parent Contract is legal, valid and binding on Parent or its Subsidiaries, as applicable, enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions), (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has in all material respects performed all obligations required to be performed by it to date under such Parent Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

Section 4.15    Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity (to the extent such request or suggestion was directed specifically to Parent or any of its Subsidiaries) that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing since January 1, 2018, by any Regulatory Agency or other Governmental Entity that it is presently considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

Section 4.16    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have complied since January 1, 2018, with any federal, state or local Law, regulation, Order, decree, permit, authorization, common Law or agency requirement relating to Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to Parent’s knowledge any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law, pending or threatened against Parent, which Liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.17    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, (a) Parent or its Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Parent Financial Statements as being owned by Parent or its Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all Liens, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Parent Owned Properties, the “Parent Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Parent’s knowledge, the lessor. There are no pending or, to the knowledge of the Parent, threatened condemnation proceedings against the Parent Real Property.

Section 4.18    Intellectual Property. Each of Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Parent, (a) (i) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to Parent that Parent or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) no Person is challenging or, to the knowledge of Parent, infringing on or otherwise violating, any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by Parent or its Subsidiaries, and (c) neither Parent nor any of its Subsidiaries has received any notice of any pending claim with respect to any Intellectual Property owned by Parent or any of its Subsidiaries, and Parent and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Parent and its Subsidiaries.

Section 4.19    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Parent Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Parent) on the other hand, except those of a type available to employees of Parent or its Subsidiaries generally.

Section 4.20    State Takeover Laws. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 4.21    Information Technology; Security and Privacy. All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Parent’s business (collectively, “Parent IT Systems”) have been reasonably maintained, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry. The Parent IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. The Parent has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Parent IT Systems. Parent IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Parent’s business consistent with past practice. The Parent has not experienced since January 1, 2018 any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Parent IT Systems. Parent has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of its businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. The Parent is not in breach of any material contract related to any Parent IT Systems. Parent has, to its knowledge, at all times complied in all material respects with all applicable legal requirements (including but not limited to all regulatory standards and guidelines) relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Parent. Parent has at all times complied in all material respects with all rules, policies and procedures established by Parent from time to time with respect to the foregoing. No claims are pending and, to its knowledge, no claims have been asserted or threatened against Parent by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. With respect to all personal information described herein, Parent has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, policies and procedures applicable thereto. To the knowledge of Parent, there has been no unauthorized access to or other misuse of that information.

Section 4.22    Loan Portfolio.

(a)    The allowance for loan and lease losses as reflected in the Parent Financial Statements, and as of each fiscal quarter ended after December 31, 2020 was, in the reasonable opinion of the Parent’s management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.

(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws, regulations and rules.

(d)    Neither Parent nor any of its Subsidiaries is (i) now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, and (ii) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

Section 4.23    Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 4.24    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Parent acknowledges and agrees that neither Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III. In furtherance of the foregoing, the Parent further acknowledges and agrees that it is not entitled to rely, has not relied and will not rely, on any representation or warranty of the Company, the Company Members, and the Company Affiliates or any of their respective representatives or any other Person, other than those representations and warranties expressly made by the Company, the Company Members, and the Company Affiliates in Article III. The Parent acknowledges and agrees that it is relying solely on the representations and warranties expressly made by the Company, the Company Members, and the Company Affiliates in Article III, and on its own investigation and analysis in entering into the transaction documents contemplated herein to which it is a party and that each such transaction document is the product of arm’s-length negotiations.

ARTICLE V
COVENANTS OF THE COMPANY AND THE COMPANY MEMBERS

Section 5.01    Commercially Reasonable Efforts. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company and each of the Company Members agrees that, except as expressly permitted by this Agreement (including the limitations set forth in this Section 5.01), required by Law or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably or untimely withheld), the Company shall, and shall cause its Subsidiaries to, (a) conduct their respective businesses in the ordinary course consistent with past practices, (b) use all commercially reasonable efforts to (i) maintain and preserve intact its business organization, (ii) maintain their rights, franchises, licenses and other authorizations by Governmental Entities (iii) preserve their relationships with directors, executive officers, key employees, customers, suppliers and others having business dealings with them, and (iv) maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect, and (c) use their commercially reasonable efforts to cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and none of the Company or any Company Member shall take any action designed to prevent, impede or delay the Closing. For purposes of this Agreement (including, without limitation, this Section 5.01 and Section 5.10), the “commercially reasonable efforts” of the Company and/or the Company Members shall not require the Company, the Company Members or any of their respective Subsidiaries, Affiliates or representatives to commence any litigation or arbitration proceeding, to waive or surrender any right, to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to waive or forego any right, remedy or condition hereunder or to provide financing to the Parent for the consummation of the transactions contemplated hereby.

Section 5.02    Information Furnished by the Company. The Company and each of the Company Members shall promptly following receipt of a written request from Parent furnish or cause to be furnished to Parent, all information concerning the Company or the Company Members, including but not limited to financial statements, required for inclusion in any statement or application made or filed by Parent to any Governmental Entity in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. The Company and each of the Company Members represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The Company and each of the Company Members shall otherwise reasonably cooperate with Parent in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.03    Required Acts. Between the date of this Agreement and the Closing, the Company will, and will cause of each of its Subsidiaries to, unless otherwise permitted in writing by Parent:

(a)    perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as the Company or any of its Subsidiaries may in good faith reasonably dispute;

(b)    use commercially reasonable efforts to maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(c)    timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(d)    timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

(e)    promptly notify Parent of any Tax proceeding or claim pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries;

(f)    withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom, and pay the same to the proper Governmental Entity when due, in the ordinary course consistent with past practices;

(g)    account for all transactions and prepare all financial statements in accordance with GAAP; and

(h)    promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Company’s existing policy and procedures.

Section 5.04    Prohibited Acts. Except as set forth on Section 5.04 of the Company Disclosure Schedule, from the date of this Agreement to and including the Closing Date, as long as this Agreement remains in effect, the Company will not, and will not permit any of its Subsidiaries, to, without the prior written consent of Parent:

(a)    merge into, consolidate with or sell its assets to any other Person or entity, change the Company Constituent Documents, change any of its Subsidiaries’ articles of association, certificate of formation or bylaws or transfer any Company Membership Interests;

(b)    except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any Affiliate or allow such Persons to acquire any assets from the Company or any of its Subsidiaries, except (i) in the form of wages, salaries, director’s fees, reimbursement of expenses and benefits already granted or accrued under the Company Benefit Plans currently in effect or (ii) any advance of subordinated debt made by an officer, director or employee;

(c)    declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(d)    discharge or satisfy any Lien or pay any obligation or Liability, whether absolute or contingent, due or to become due, except (i) in the ordinary course of business consistent with past practices, (ii) for Liabilities incurred in connection with the transactions contemplated hereby and (iii) for Liens, obligations or Liabilities reflected on the Company Financial Statements;

(e)    issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(f)    accelerate the vesting of pension or other benefits in favor of employees of the Company or any of its Subsidiaries except as provided by the Company Benefit Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(g)    acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any Liability from the business, operations or Liabilities of such Person);

(h)    mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except Permitted Encumbrances;

(i)    without the prior written approval of Parent, (i) enter into, adopt, amend (except for such amendments as may be required by applicable Law or as provided under this Agreement) or terminate any Company Benefit Plan, or any agreement, arrangement, plan or policy between the Company or its Subsidiaries and one or more of its directors or executive officers, (ii) except for normal pay increases in the ordinary course of business consistent with past practice or as required by any plan or arrangement as in effect as of the date hereof, materially increase in any manner the compensation or benefits of any director, officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) hire any new employee, or (iv) grant or award any bonus or incentive compensation, or any stock option, restricted stock, restricted stock unit or other equity-related award except as required as an existing obligation of the Company under the terms of any existing agreement;

(j)    make any material change in the rate of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past practices to its employees and officers;

(k)    enter into any employment or consulting contract (other than as contemplated by the terms of the Company Benefit Plans or this Agreement) or other agreement with any current or proposed director, executive officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(l)    make any capital expenditures or capital additions or betterments in excess of $50,000 in the aggregate, except for such capital expenditures, capital additions or betterments that are necessary to prevent substantial deterioration of the condition of a property;

(m)    sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(n)    make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, other than changes consistent with past practice or to comply with recommendations, guidance, pronouncements or requirements of any applicable Regulatory Agency, (ii) asset liability management techniques, (iii) accounting methods, principles or material practices, except as consistent with past practice, as required by changes in GAAP as concurred in by the Company’s independent auditors, or as recommended or required by any applicable Regulatory Agency, or (iv) Tax election, change in taxable year, accounting methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim or assessment relating to the Company or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or surrender any claim to a refund; or

(o)    enter into any acquisitions or leases, as lessee, of real property, including new leases and lease extensions, other than equipment leases.

Section 5.05    Access; Pre-Closing Investigation.

(a)    Upon reasonable notice and subject to applicable Laws, the Company will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Parent reasonable access during normal business hours to the properties, books, contracts and records of the Company and each of its Subsidiaries, permit Parent to make such inspections as Parent may require and furnish to Parent during such period all such information concerning the Company, each of its Subsidiaries and its affairs as Parent may reasonably request, in order that Parent may have the opportunity to make such reasonable investigation as it desires to make of the affairs of the Company and each of its Subsidiaries, including access sufficient to verify the satisfaction of the conditions precedent to Parent’s obligations described in Article IX of this Agreement. Parent will use its commercially reasonable efforts not to disrupt the normal business operations of the Company or any of its Subsidiaries. The Company agrees at any time, and from time to time, to furnish to Parent as soon as practicable, any additional information regarding the

Company that Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement.

(b)    No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.06    Additional Financial Statements. The Company will promptly furnish Parent with true and complete copies of unaudited month-end financial statements of the Company (when available).

Section 5.07    Untrue Representations. The Company will promptly notify Parent in writing if the Company obtains knowledge of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in the failure of the Company or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 5.08    Litigation and Claims. The Company will promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened litigation, claim, controversy or contingent liability that might be expected to become the subject of litigation, against the Company or any of its Subsidiaries or affecting any of their properties, and the Company will promptly notify Parent of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by the Company or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.09    Material Adverse Effects. The Company will promptly notify Parent in writing if any change or development has occurred or, to the knowledge of the Company, been threatened that (a)  individually or in the aggregate, has a Material Adverse Effect on the Company or any of its Subsidiaries, or (b) would cause the conditions in Article IX not to be satisfied.

Section 5.10    Consents and Approvals. The Company will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties required to be obtained by the Company in order to satisfy the conditions to Closing set forth in Article IX; provided, however, that the Company and its Subsidiaries shall not be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the consents and approvals of Governmental Entities that would reasonably be expected to have a material and adverse effect on the Parent, TBI, Company and its Subsidiaries, taken as a whole, or the Surviving Corporation and its Subsidiaries, taken as a whole, in each case after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

Section 5.11    Employment Agreements.

(a)    The Company will use its commercially reasonable efforts to terminate the Existing Employment Agreement effective immediately prior to the Effective Time.

(b)    The Company will use its commercially reasonable efforts to cause those employees of the Company set forth on Confidential Schedule 5.11 to enter into employment arrangements to be effective as of the Effective Time; provided, that the terms and conditions of the employment arrangements shall be mutually agreed upon by such employees, the Company and Parent (the “New Employment Agreements”).

Section 5.12    Payoff Letters. The Company will obtain and will deliver to Parent at least two (2) Business Days prior to the Closing Date, a letter from each of (a) Veritex Bank (the “Veritex Payoff Letter”), (b) RJBW (the “RJBW Payoff Letter”) and (c) the Bolt Trust (the “Bolt Trust Payoff Letter”), evidencing the amount of the Veritex Debt, the RJBW Debt and the Bolt Trust Debt, respectively, outstanding as of the Closing Date, including, in each case, (i) a customary statement that (A) if such aggregate amount is paid on the Closing Date, such indebtedness will be repaid and/or redeemed in full, and (B) all encumbrances securing such indebtedness (if any) may thereafter be automatically released and terminated, (ii) authorizations to file any Uniform Commercial Code termination statements, terminations and releases of outstanding security interests as are reasonably necessary to release such encumbrances, and (iii) a customary statement that, upon the receipt of payment of such indebtedness, all tangible collateral (including, without limitation, all certificates representing interests in the Company) securing the obligations under such indebtedness in possession of the lender with respect thereto (collectively, the “Payoff Letters”).

Section 5.13    Tax Matters.

(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)    The Company Members, the Company and Parent further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)    The books of the Company shall be closed effective as of the close of business on the day prior to the Closing Date. The Parent, in consultation with the Company Members Representative, shall file all required federal, state and local Tax Returns of the Company for the short tax year ending on the day before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method unless otherwise approved by the Company Members Representative. Parent shall provide the Company Members Representative with a draft of any such Tax Return at least twenty (20) days prior to the due date (including extensions) for review and approval.

(d)    The Company Members shall have the right to participate jointly with Parent in representing the interests of the Company in any audit, examination or proceeding by a Governmental Authority pending or threatened on or prior to the Closing Date. Any settlement or other dispositions of any Tax claim may only be made with the consent of the Company Members Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)    The parties hereto agree that the Merger will be treated as a reorganization under Section 368 of the Code, and will not be treated for Tax purposes as if Parent or any of its Affiliates acquired the assets of the Company, including without limitation, subject to any election made under Section 338(h) of the Code.

Section 5.14    Operational Updates. The executive officers of the Company agree to meet with senior officers of Parent as reasonably requested by Parent to review the financial and operational affairs of the Company.

Section 5.15    No Transfers of Company Membership Interests. After the date of this Agreement, there shall be no transfers of the interests in the Company that were issued and outstanding immediately prior to the date of this Agreement. The interests in the Company shall, at the Effective Time, be owned by the Company Members in the same name, at the same address and in the same “sharing ratio” as set forth in Section 3.02 of the Company Disclosure Schedule.

Section 5.16    Post-Closing Covenants. After Closing, each of the Company Members shall, and shall cause their managers, trustees, officers and employees, to use commercially reasonable efforts to assist Parent and any of its Subsidiaries with obtaining any required approvals from any Regulatory Agencies, effectuating the transfer and the associated transfer of any Uniform Commercial Code filings associated with the transfer, the release of any Liens by the lenders of the indebtedness included in the Company Debt as set forth in the Payoff Letters and to take any other action reasonably required to ensure that the Company Assets are transferred to and properly titled to the Bank. The Parent shall reimburse the Company Members for the Company Members’ reasonable and out-of-pocket expenses incurred in complying with this Section 5.16.

ARTICLE VI
COVENANTS OF PARENT

Section 6.01    Commercially Reasonable Efforts. Parent shall use its respective commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02    Merger Agreement. Parent will, and will cause TBI, to duly approve and adopt and execute and deliver the Merger Agreement and complete the transactions contemplated hereby and thereby. Parent will cause TBI as soon as practicable to enter into the Merger Agreement, the form of which is attached hereto as Exhibit “A”, and Parent will cause TBI to perform all of its obligations thereunder. Parent will vote all the outstanding shares of common stock of TBI in favor of approving and adopting the Merger Agreement and the transactions contemplated thereby. TBI will file (and Parent will cause TBI to file) with the Secretary of State of the State of Texas the certificate of merger in substantially the form attached hereto as Exhibit “G” on or prior to Closing Date, as necessary or appropriate in order that the Effective Time shall occur on the Closing Date.

Section 6.03    Regulatory Filings.

(a)    Parent, at its own expense, with the cooperation of the Company, at its own expense, shall promptly file applications for all regulatory approvals required to be obtained by Parent in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve.

(b)    Prior to filing such applications, Parent will provide the Company drafts of the public portions of the applications for the Company to review and comment upon, and Parent shall use its commercially reasonable efforts to incorporate into such applications and other documents any reasonable comments or changes suggested by the Company; provided, however, that the Company shall have no more than three (3) Business Days to review and provide comments upon such applications.

(c)    If Parent becomes aware prior to the Effective Time of any information that would cause any of the statements in the applications and filings contemplated by this Section 6.03 to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Parent shall promptly inform the Company thereof and take the necessary steps to correct such applications and filings.

(d)    Parent shall keep the Company reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.04    Untrue Representations. Parent shall promptly notify the Company in writing if Parent becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any representation or warranty made in or pursuant to this Agreement or that results in the failure of Parent to comply with any covenant, condition or agreement contained in this Agreement in all material respects.

Section 6.05    Litigation and Claims. Parent shall promptly notify the Company of any pending or, to the knowledge of the Parent, threatened legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Parent or any Subsidiary of Parent pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.06    Material Adverse Effects. Parent will promptly notify the Company in writing if any change or development has occurred or, to the knowledge of Parent, been threatened that (a)  individually or in the aggregate, has a Material Adverse Effect on Parent or its Subsidiaries, taken as a whole, or (b) would cause the conditions in Article VIII not to be satisfied.

Section 6.07    Consents and Approvals. Parent will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties required to be obtained by Parent in order to complete the Merger and the other transactions contemplated by this Agreement.

Section 6.08    Employee Benefit Plans and Employee Matters. Parent shall keep and maintain the Company Benefit Plans in effect at the date of this Agreement after the Effective Time with respect to employees covered by such plans at the Effective Time until such time as the Company Benefit Plans are modified as provided herein. Parent shall: (i) provide employees of the Company and its Subsidiaries credit for all years of service with the Company or any of its Subsidiaries, as applicable, prior to the Effective Time for the purpose of eligibility and vesting, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company Benefit Plans applicable to the individual immediately prior to the Closing Date) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to employees of the Company and its Subsidiaries who remain as employees of the Surviving Corporation or its Subsidiaries (and their eligible dependents) and (iii) cause to be credited, for purposes of the Surviving Corporation’s health plans, any deductibles or out-of-pocket expenses incurred by employees of the

Company and its Subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses. Notwithstanding the preceding sentence, to the extent that Parent reasonably determines that compliance with the preceding sentence would be prohibited by applicable Law or that such compliance would result in the duplication of benefits, Parent shall have no obligations or liabilities with respect to the requirements of the preceding sentence. Except as otherwise specified in this Agreement, Parent shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries, so long as the same are disclosed on Section 6.08 of the Company Disclosure Schedule. Without limiting the generality of the foregoing, Parent shall recognize and honor all unused sick leave and unused vacation accrued by the employees of the Company and its Subsidiaries as of the Effective Time.

Section 6.09    No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or any of their representatives or Affiliates, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.

Section 6.10    Board Observer Rights. From the Effective Time and for as long as Tracy Bolt holds 200,000 or more shares of Parent Common Stock and subject to the reasonable satisfaction of the fiduciary duties of the Board of Directors of Parent, Parent shall permit Tracy Bolt to serve as an observer on the Board of Directors of Parent; provided, that Tracy Bolt signs a confidentiality agreement.

Section 6.11    Post-Closing Bonuses. Parent shall cause the Surviving Corporation to pay, when due the portion of the Bonuses described on Confidential Schedule Section 6.11 (the “Post-Closing Bonuses”) to the applicable employees of the Surviving Corporation; provided that the amount of such Post-Closing Bonuses shall have been accrued by the Company prior to Closing. Parent and TBI (on behalf of itself and the Surviving Corporation) each acknowledge that the Company Members and Company Affiliates shall have no liability for the Post-Closing Bonuses except by virtue of the Equity Adjustment pursuant to Article I.

ARTICLE VII
MUTUAL COVENANTS OF THE COMPANY, THE COMPANY MEMBERS AND PARENT

Section 7.01    Notification; Updated Disclosure Schedules. The Company and each of the Company Members shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect (without regard to any materiality qualifier contained therein), including as a result of any change in the Company Disclosure Schedule or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, subject to the immediately following sentence; and provided further, however, that if such notification under clause (i) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 9.06, with respect to Parent, and in Section 8.06, with respect to the Company, incapable of being satisfied. In the event any matter disclosed pursuant to the immediately preceding sentence would result in the failure of any condition set forth in Article VIII or Article IX to be satisfied (and the party furnishing such notice acknowledges such in writing), then the party receiving such notice shall not be entitled to indemnification hereunder with respect to such matter.

Section 7.02    Transfer Restrictions of Parent Common Stock.

(a)    Compliance with Laws. Each of the Company Members covenants and agrees that the shares of Parent Common Stock to be issued to the Company Members pursuant to this Agreement as the Stock Consideration may be disposed of only pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable federal, state or foreign securities Laws. In connection with any transfer of the Parent Common Stock to be issued to the Company Members in the Stock Consideration other than (i) to Parent or (ii) pursuant to Rule 144 of the Securities Act (provided, that the transferor provides Parent with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), Parent may require the Company Member to provide to Parent and its transfer agent, at the Company Member’s expense, a legal opinion of counsel selected by the Company Member and reasonably acceptable to Parent and its transfer agent, the form and substance of which opinion shall be reasonably satisfactory to Parent and its transfer agent, to the effect that such transfer does not require registration of such transferred securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i) or (ii) of the preceding sentence), any such transferee shall agree in writing to be bound by the this Section 7.02 and shall have the rights of the Company Members under this Agreement with respect to such transferred shares of Parent Common Stock.

(b)    Legends. Each of the Company Members acknowledges and agrees that upon the original issuance of the shares of Parent Common Stock in the Stock Consideration, and until such time as the same is no longer required under the Securities Act or applicable state securities Laws, the book entries representing the shares of Parent Common Stock in the Stock Consideration issued to the Company Members pursuant to this Agreement, and all book entries made in exchange therefor or in substitution thereof, shall bear any legend as required by the “Blue Sky” Laws of any state and a restrictive legend in substantially the following form (the “Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND WERE OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED (1) IN THE ABSENCE OF AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (2) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

(c)    Removal of Legends. Promptly upon the date that the shares of Parent Common Stock issued pursuant to this Agreement become eligible for resale under Rule 144 of the Securities Act (without regard to volume or manner-of-sale restrictions), Parent shall submit a letter to its transfer agent as well as a customary written opinion of its legal counsel instructing the transfer agent to remove the Restrictive Legend contemplated hereby.

(d)    The Company Members’ Acknowledgement of Transfer Restrictions. Each of the Company Members acknowledges its primary responsibilities under the Securities Act with respect to the Parent Common Stock and, accordingly, will not sell or otherwise transfer the shares of Parent Common Stock issued to the Company Members pursuant to this Agreement or any interest therein without complying with the requirements of the Securities Act.

(e)    Form D and Blue Sky Filings. Parent agrees to timely file a Form D with respect to the shares of Parent Common Stock issued as Stock Consideration pursuant to this Agreement as required under Regulation D promulgated under the Securities Act. Each of the Company Members agrees to timely provide Parent with any and all information reasonably required in connection with Parent’s preparation and filing of a Form D. Parent, on or before the Closing Date, shall take such action as Parent shall reasonably determine is necessary in order to obtain an exemption for or to qualify the shares of Parent Common Stock issued as Stock Consideration pursuant to this Agreement under applicable securities or “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification). Parent shall make all filings and reports relating to the shares of Parent Common Stock to be issued as Stock Consideration pursuant to this Agreement required under applicable securities or “Blue Sky” Laws of the states of the United States following the Closing Date.

Section 7.03    Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, Parent, the Company and each of the Company Members shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, (a) the satisfaction of the conditions precedent to the obligations of the Company (in the case of Parent) and Parent (in the case of the Company and each of the Company Members) to the Merger, (b) the obtaining of all necessary consents or waivers from third parties, (c) the obtaining of all necessary consents, approvals and authorizations of, or exemptions by, any Governmental Entity, and (d) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY, THE COMPANY MEMBERS AND THE COMPANY AFFILIATES

The obligations of the Company, the Company Members and the Company Affiliates under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by the Company, the Company Members, and the Company Affiliates:

Section 8.01    Representations and Warranties. (i) Each of the representations and warranties of Parent set forth in Sections 4.01, 4.02, 4.03 and 4.05 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent.

Section 8.02    Performance of Obligations. Parent has, or has caused to be, performed or observed all obligations and agreements required to be performed or observed by Parent under this Agreement on or prior to the Closing Date, except where the failure to be so performed or observed (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” as set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent.

Section 8.03    Government and Other Approvals. The Company and Parent having received all approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities the failure of which to be received would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, no such approvals, acquiescences or consents shall have resulted in the imposition of any Materially Burdensome Regulatory Condition, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.04    No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the transactions contemplated hereby or in any agreement contemplated hereby are completed, subject the Surviving Corporation or any officer, director, shareholder or employee of the Surviving Corporation to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 8.05    Delivery of Closing Documents. The Company shall have received all documents required to be received from Parent on or prior to the Closing Date as set forth in Section 2.04 (excluding Section 2.04(f)), all in form and substance reasonably satisfactory to the Company.

Section 8.06    No Material Adverse Effect. There having been no Material Adverse Effect with respect to, or material Liability of, Parent since its formation.

Section 8.07    Employment Agreements. Parent shall have delivered the New Employment Agreements, duly executed by the Bank, and such New Employment Agreements shall have not been revoked since such execution thereof.

Section 8.08    Escrow Agreement. Parent shall have duly executed and delivered the Escrow Agreement and such Escrow Agreement shall have not been revoked since the execution thereof.

Section 8.09    Transition Services Agreement. Parent shall have delivered the Transition Services Agreement, the form of which is attached hereto as Exhibit “B” (the “Transition Services Agreement”), duly executed by the Bank, and such Transition Services Agreement shall have not been revoked since the execution thereof.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT

All obligations of Parent under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 9.01    Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 3.01, 3.02, and 3.03 (other than inaccuracies that are de minimis in amount and effect) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company and the Bank, as a whole.

Section 9.02    Performance of Obligations. The Company has, or has caused to be, performed or observed all obligations and agreements required to be performed or observed by the Company under this Agreement on or prior to the Closing Date, except where the failure to be so performed or observed (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” as set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

Section 9.03    Government and Other Approvals. Parent having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from any third parties, the failure of which to be received would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, no such approvals, acquiescences or consents shall have resulted in the imposition of any Materially Burdensome Regulatory Condition, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 9.04    No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of Parent or its Subsidiaries in order to consummate the transactions contemplated hereby, (c) impose material limits on the ability of any party to this Agreement to complete the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if the transactions contemplated hereby or in any agreement contemplated hereby are completed, subject Parent or any officer, director, shareholder or employee of the Parent to criminal or civil liability. Further, no action or proceeding prior to any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 9.05    Delivery of Closing Documents. Parent shall have received all documents required to be received from the Company on or prior to the Closing Date as set forth in Section 2.03 (excluding Section 2.03(h)), all in form and substance reasonably satisfactory to the Parent.

Section 9.06    No Material Adverse Effect. There shall not have been a Material Adverse Effect to the Company since December 31, 2020.

Section 9.07    Employment Agreements.

(a)    The Existing Employment Agreement shall have terminated immediately prior to the Effective Time as contemplated by Section 5.11(a).

(b)    The Company shall have delivered the New Employment Agreements, duly executed by the Company employees set forth on Confidential Schedule 5.11, and such New Employment Agreements shall have not been revoked since such execution thereof.

Section 9.08    Releases. Each of the Releases shall remain in full force and effect.

Section 9.09    Escrow Agreement. The Company shall have duly executed and delivered the Escrow Agreement and such Escrow Agreement shall have not been revoked by the Company since the execution thereof.

Section 9.10    Transition Services Agreement. The Company shall have caused Houk Air Conditioning, Inc. (the “Provider”) to deliver the Transition Services Agreement, duly executed by the Provider, such Transition Services Agreement shall have not been revoked by the Company since the execution thereof, and the Company and the Provider shall have taken all necessary action to provide that the Services Agreement by and between the Company and the Provider, dated October 14, 2014, will terminate effective as of the Effective Time and be of no further force or effect.

Section 9.11    No Equity Claims. No Person (other than the Company Members) shall have asserted that such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to any of the Merger Consideration.

Section 9.12    Payoff Letters. The Company will have delivered to Parent at least two (2) Business Days prior to the Closing Date the Payoff Letters.

Section 9.13    FIRPTA Certificate. Each Company Member shall have delivered to Parent a Certification of Non-Foreign Status that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b)(2), dated of the Closing Date and executed by such Company Member.

ARTICLE X
TERMINATION

Section 10.01    Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the Company Members, prior to the Effective Time as follows, and in no other manner:

(a)    by the mutual written consent of Parent and the Company;

(b)    by either the Company or Parent:

(i)    as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein, if the conditions precedent to such parties’ obligations to close specified in Article VIII and Article IX, respectively, hereof have not been met or waived by August 1, 2021 (“End Time”); provided, however, that such End Time may be extended to such later date as mutually agreed upon by the parties hereto; provided further, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Closing to occur on or before such date;

(ii)    if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state governmental body has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or the transactions contemplated hereby, including an instruction or request to withdraw any regulatory application contemplated by Section 6.03 of this Agreement, and such disapproval, Order, decree, ruling, withdrawal or other action is final and nonappealable, and in the case of a withdrawal was not made solely to facilitate application processing on delegated authority or otherwise to achieve a more expeditious processing of any regulatory application; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used its commercially reasonable efforts to contest, appeal and remove such disapproval, Order, decree, ruling or other action;

(iii)    if there has been any Material Adverse Effect with respect to the other party;

(c)    by Parent if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of the Company or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 9.01 or Section 9.02, as the case may be; provided, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to Parent if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If Parent desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 10.01(c), then it must notify the Company in writing of its intent to terminate stating the reason therefor. The Company shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured; or

(d)    by the Company if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Parent or TBI or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If the Company desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 10.01(d), then it must notify Parent in writing of its intent to terminate stating the reason therefor. Parent or TBI shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured.

Section 10.02    Notice of Termination. The power of termination provided for by Section 10.01 hereof may be exercised only by a notice given in writing, as provided in Section 13.06 of this Agreement.

Section 10.03    Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 10.01 hereof, then no party to this Agreement will have any further Liability under this Agreement; provided, however, that:

(a)    no such termination shall relieve any party hereto of any Liability resulting from any willful breach of this Agreement or Fraud;

(b)    the Confidentiality Agreement (as defined herein) shall survive any such termination in accordance with its terms.

ARTICLE XI
NON-COMPETITION; NON-SOLICITATION AND ACCEPTANCE

Section 11.01    Non-Competition; Non-Solicitation.

(a)    As an inducement to Parent to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Company, and except as set forth on Confidential Schedule Section 11.01 or as may be specifically authorized in writing by Parent expressly referencing this Section 11.01, for a period of five (5) years after the Closing Date, each of the Company Members and the Company Affiliates shall not, and shall cause his or its current and future Affiliates not to, directly or indirectly, alone or in association with another Person:

(i)    engage in, continue in, carry on, or control, operate, manage, or have any ownership or financial interest (whether as proprietor, partner, member, stockholder, lender, referral source, consultant or otherwise) in, any business or Person that engages in any aspect of (x) extending credit to or processing payments for clients involved in the transportation industry or engaged in energy company factoring or (y) the business of factoring receivables or engaging in ancillary businesses for the purpose of generating client acquisitions, including operating load boards and lead generation sites, in each case in the Restricted Area (collectively, a “Competitive Business”);

(ii)    consult with, advise or assist in any way, whether or not for consideration, any business or Person engaged in a Competitive Business, in each case in the Restricted Area (a “Competitor”), including advertising or otherwise endorsing the products or services of any such Competitor, soliciting clients or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor;

(iii)    other than with respect to the individuals listed on Section 11.01(a)(iii) of the Company Disclosure Schedule for the periods set forth therein, solicit, induce or otherwise offer or accept employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, or hire, any Person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for, any of the Company Members or Company Affiliates, or assist any third party with respect to any of the foregoing, unless such Person has been separated from his or her employment or other relationship with Parent and each of its Affiliates for a period of twelve (12) consecutive months (it being understood that this Section 11.01(a)(iii) shall not prohibit the parties bound by this Section 11.01(a)(iii) from engaging professional services firms (e.g., law firms, audit firms and information technology consulting firms) that may in the past have been engaged by the Company Members); or

(iv)    engage in any practice the purpose of which is to evade the provisions of this covenant not to compete.

(b)    Notwithstanding the foregoing, Section 11.01(a) shall not prohibit the ownership of not more than one percent (1.0%) of the securities of any corporation or other entity that is listed on a national securities exchange. The geographic scope of the covenant not to compete set forth in Section 11.01(a) shall consist of the United States, Canada and Mexico (the “Restricted Area”). Each of the Company Members hereby acknowledges and agrees that the duration, Restricted Area, and activity restrictions of this covenant not to compete are reasonable. The covenants contained in this Section 11.01 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(c)    The parties intend for the provisions of this Section 11.01: (i) to accompany the transfer of the knowledge, know-how, professional relationships and intellectual capital (“Goodwill”) developed by the Company Members and the Company Affiliates within the Company which is being acquired by the Company pursuant to the Merger; (ii) to have the function primarily of assuring to Parent the beneficial enjoyment of the Goodwill developed by the Company Members and the Company Affiliates and owned by the Company which Parent is acquiring hereunder; and (iii) to be regarded as non-severable from and as being in effect a contributing element to the value of the Company being acquired by the Parent. This Section 11.01 is to be construed in accordance with this intent.

(d)    If any court of competent jurisdiction should determine that the terms of this Section 11.01 are too broad in terms of time, Restricted Area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable Law.

Section 11.02    Confidentiality.

(a)    From and after the date hereof, the confidentiality agreement, dated as of August 14, 2020 (the “Confidentiality Agreement”), by and between Parent and the Company shall apply to and be binding upon the Company Members and the Company Affiliates as if they were the party receiving confidential information about the Parent thereunder, and each of the Company Members and Company Affiliates agrees to keep confidential all information concerning Parent and its Affiliates in accordance with the terms of, and otherwise comply with the provisions of, the Confidentiality Agreement, mutatis mutandis as though each of the Company Members or

Company Affiliates, as applicable, were the “Recipient” thereunder and Parent were “the Company.”

(b)    The Company Members and the Company Affiliates shall, and shall cause their Affiliates and representatives to, treat confidentially, except to the extent requested or compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity, all non-public records, books, contracts, instruments, regulatory exams, computer data and other data and information (collectively, “Information”) concerning Parent and its Affiliates furnished to it by Parent or its Affiliates or representatives (provided, that Information of or relating to the Company shall from and after the Closing be considered Information concerning Parent furnished to the Company Members or the Company Affiliates by Parent) pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement (except to the extent that such information was (x) previously known by the Company Members or the Company Affiliates, or their respective Affiliates, on a non-confidential basis (provided, that this clause (x) shall not apply to Information of or relating to the Company for any period through the Closing), (y) in the public domain through no breach of the Company Members, the Company Affiliates or any of their respective Affiliates of this Agreement or (z) later lawfully acquired from other sources by the Company Members, the Company Affiliates or their respective Affiliates), and the Company Members and the Company Affiliates shall not, and shall cause their respective Affiliates not to, release or disclose such Information to any other Person, except their representatives with a duty of confidentiality and, to the extent permitted above, any Governmental Entity. Notwithstanding anything to the contrary set forth herein, nothing in this Section 11.02 shall limit the right of the Company Members, the Company Affiliates or any of their respective Affiliates to use or disclose any Information of or relating to the Company to the extent required to (x) prepare their financial statements or prepare and file their Tax returns and other Tax filings, or (y) enforcing any rights under, or defending or prosecuting any claim, action or proceeding under, this Agreement. If this Agreement is terminated pursuant to its terms, the Company Members and the Company Affiliates shall, and shall cause their respective Affiliates and representatives to, promptly return or destroy all Information in its possession and, if requested by Parent, will deliver a certificate certifying compliance with this sentence.

(c)    Parent acknowledges that the information being provided to it in connection with the Merger and the consummation of the other transactions contemplated hereby and by the other transaction documents (including the terms and conditions of this Agreement and the other transaction documents) is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Company; provided, however, that Parent acknowledges that any and all other information provided to it by the Company Members or the Company Affiliates concerning the Company Members, the Company Affiliates or any of their respective Affiliate shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date until it terminates in accordance with its terms.

ARTICLE XII
    INDEMNIFICATION AND SURVIVAL

Section 12.01    Survival. Each representation and warranty contained in Sections 3.01, 3.02, 3.03, 3.08, 4.01, 4.02, 4.03, 4.05 and 4.08 (collectively, the “Fundamental Representations”) shall survive Closing until such representations and warranties terminate upon the respective applicable statute of limitations, and each other representation and warranty contained herein shall survive Closing and expire on the date that is twelve (12) months after the Closing Date, each covenant or obligation contained herein that is required to be performed prior to the Closing shall survive Closing until the date that is six (6) months after the Closing Date and each covenant or obligation contained herein that is required to be performed after the Closing shall continue in full force and effect in accordance with its terms until performed. No claim for indemnification can be made after the expiration of the applicable survival period with respect to such claim; provided, however, if on or prior to the last day of the applicable survival period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved.

Section 12.02    Indemnification by the Company Members and Company Affiliates. Subject to the terms of this Article XII, from and after the Closing, the Company Members and Company Affiliates shall, jointly and severally, indemnify Parent and its Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Parent Indemnified Parties”) against and hold them harmless from any and all Liabilities asserted against, resulting to, imposed upon or incurred by any Parent Indemnified Party by reason of, arising out of or resulting from:

(a)    any breach of any representation or warranty of the Company, any Company Member or any Company Affiliate contained in Article III or given as provided in Section 5.02; provided, however, that the calculation of Liabilities related thereto (but not the existence of any breach thereof) will be determined without regard to any “material,” “materiality” or “Material Adverse Effect” contained in or otherwise applicable to such representation or warranty; and

(b)    any breach of any covenant of the Company, any Company Member or any Company Affiliate contained in this Agreement.

Section 12.03    Indemnification by Parent. Subject to the terms of this Article XII, from and after the Closing, Parent shall indemnify the Company Members and the Company Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Parties”, and together with Parent Indemnified Parties, the “Indemnified Parties”) against and hold them harmless from any and all Liabilities asserted against, resulting to, imposed upon or incurred by any Company Indemnified Party by reason of, arising out of or resulting from:

(a)    any breach of any representation or warranty of Parent contained in Article IV; provided, however, that the calculation of Liabilities related thereto (but not the existence of any breach thereof) will be determined without regard to any “material”, “materiality” or “Material Adverse Effect” contained in or otherwise applicable to such representation or warranty; and

(b)    any breach of any covenant of Parent contained in this Agreement.

Section 12.04    Certain Limitations on Indemnification.

(a)    Notwithstanding anything to the contrary herein, the Company Members and Company Affiliates shall not be liable to any Parent Indemnified Parties for any Liabilities with respect to the matters contained in Section 12.02(a) or any breach of the covenants set forth in Section 5.07, Section 5.09 and Section 7.01 with respect to any breach of the representations and warranties set forth in Article III or given as provided in Section 5.02 (i) for any individual item, or series of related items, where the Liabilities relating thereto are less than $10,000 (the “De Minimis Amount”) and any such items shall not be aggregated for purposes of clause (ii) of this Section 12.04(a), (ii) unless such Liabilities exceed an aggregate amount equal to $100,000 (the “Deductible Amount”) and then only for Liabilities in excess of the Deductible Amount and

(iii) not to exceed a maximum of $827,514 in the aggregate (the “Cap”), provided, that each of the limitations in the foregoing clauses (i), (ii) and (iii) shall not apply to Liabilities with respect to the Fundamental Representations of the Company, the Company Members and the Company Affiliates. Notwithstanding anything to the contrary herein, the Company Members and Company Affiliates shall not be liable to any Parent Indemnified Parties for any Liabilities with respect to the matters contained in Section 12.02 in the aggregate in excess of the value of the Merger Consideration. To the extent that the Company Members and Company Affiliates are liable to any Parent Indemnified Parties for any Liabilities under Section 12.02, the amount owed shall be paid first from the Cash Escrow Consideration then, to the extent funds therein are insufficient to satisfy the full amount of Liabilities arising from such claims, the amounts owed shall be paid from the Stock Escrow Consideration. The number of Parent Common Stock subject to forfeiture pursuant to this Section 12.04(a) shall be the quotient of (i) the amount of such Liabilities for which the Company Members and Company Affiliates are obligated to indemnify such Parent Indemnified Party pursuant to Section 12.02 divided by (ii) $23.50. To the extent funds in the Cash Escrow Consideration and Stock Escrow Consideration are insufficient to satisfy the full amount of the Liabilities arising from such claims, then the Parent Indemnified Party may bring a claim against the Company Members jointly and severally; provided, however, that no Company Member shall be responsible for any payment of any amount in excess of such Company Member’s Pro-Rata Amount.

(b)    Notwithstanding anything to the contrary herein, Parent shall not be liable to any Company Indemnified Parties for any Liabilities with respect to the matters contained in Section 12.03(a) or any breach of the covenants set forth in Section 6.04, Section 6.06, and Section 7.01 with respect to any breach of the representations and warranties set forth in Article IV (i) for any individual item, or series of related items, where the Liabilities relating thereto are less than the De Minimis Amount and any such items shall not be aggregated for purposes of clause (ii) of this Section 12.04(b), (ii) unless such Liabilities exceed an aggregate amount equal to the Deductible Amount and then only for Liabilities in excess of the Deductible Amount and (iii) not to exceed the Cap, provided, that each of the limitations in the foregoing clauses (i), (ii) and (iii) shall not apply to Liabilities with respect to the Fundamental Representations of Parent. Notwithstanding anything to the contrary herein, Parent shall not be liable to any Company Indemnified Parties for any Liabilities with respect the matters contained in Section 12.03(a) in the aggregate in excess of the sum of the Merger Consideration actually paid by Parent to the Company Members pursuant to Section 3.03.

(c)    No Indemnifying Party shall be liable under this Article XII for any special, indirect, consequential, or punitive damages, except to the extent awarded by a court of competent jurisdiction to a Person other than an Indemnified Party pursuant to a Third-Party Claim.

Section 12.05    No Waiver. The consummation of the transactions contemplated hereby shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the claim at or prior to the Closing except to the extent such knowledge was obtained through the express and unambiguous disclosure contained in this Agreement or any Exhibit attached hereto or the Company Disclosure Schedule.

Section 12.06    Set Off. If any Company Member or Company Affiliate fails to pay any amounts that he or it is obligated to pay to Parent (or any other Parent Indemnified Party) under this Agreement, then Parent or any of its Affiliates may, in addition to any other rights and remedies that may be available, on fifteen (15) calendar days’ prior written notice to the Company Affiliate affected thereby, set off against any payments due to the Company pursuant to Section 1.04.

Section 12.07    Direct Claim Indemnification Procedures. Each Indemnified Party shall assert any claim on account of any Liabilities which do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Party written notice thereof. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material written evidence thereof and indicate the estimated amount, if reasonably practicable, of Liabilities that have been or may be sustained by the Indemnified Party; provided, that the failure to timely give such notice shall only affect the rights of an Indemnified Party hereunder to the extent such failure actually and materially prejudices the defenses or other rights available to the Indemnifying Party with respect to such Direct Claim.

Section 12.08    Third-Party Claim Indemnification Procedures.

(a)    In the event that any written claim or demand for which an indemnifying party hereunder (an “Indemnifying Party”) may reasonably be expected to have Liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall notify the Indemnifying Party of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, a reasonably detailed explanation of the events giving rise to such Third-Party Claim and any other material details pertaining thereto, in each case to the extent known by the Indemnified Party (a “Claim Notice”); provided, that the failure to timely give a Claim Notice shall only affect the rights of an Indemnified Party hereunder to the extent such failure actually and materially prejudices the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(b)    The Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim within thirty (30) days after the receipt of the applicable Claim Notice if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim; provided, however, that an Indemnifying Party shall not have the right to assume and control the defense of any criminal or regulatory action or claim or any Third-Party Claim in the event the claim seeks equitable or non-monetary remedies or obligations on the Indemnified Party, if in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or if one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party. With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake and control the defense, compromise and/or settlement of the Third-Party Claim without admitting that it has an indemnification obligation hereunder. In the event that the Indemnifying Party notifies the Indemnified Party that it elects to defend, or is otherwise permitted by the Indemnified Party to defend, the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend such Indemnified Party by appropriate proceedings, with counsel not reasonably objected to by the Indemnified Party. Unless and until the Indemnifying Party shall have so assumed the defense of such action or claim, the parties shall cooperate in the defense of such action or claim, and all of the reasonable costs and expenses incurred by the Indemnified Party in connection with the defense, settlement or compromise of such claim or action shall be Liabilities subject to indemnification hereunder to the extent provided herein. Once the Indemnifying Party has made such election, the Indemnified Party shall have the right to participate in any such defense and to employ separate counsel of its choosing at the expense of the Indemnified Party. The Indemnifying Party shall not, without the prior written consent of such Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim if the terms of such settlement would result in (i) the imposition of a consent order, injunction, decree or other binding action that would restrict the future activity or conduct of such Indemnified Party or involve non-monetary relief, (ii) a finding or admission of a violation of Law by such Indemnified Party, or (iii) any monetary Liability of such Indemnified Party that will not be paid or reimbursed by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, such Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without such Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). So long as the Indemnifying Party is defending the Third-Party Claim actively and in good faith pursuant to this Section 12.08, the Indemnified Party (A) shall not compromise or settle, or consent to the entry of a judgment with respect to, the Third-Party Claim without the prior written consent of the Indemnifying Party and (B) shall provide the Indemnifying Party with reasonable cooperation in the defense of the Third Party Claim. If the Indemnifying Party, within thirty (30) days after notice of the Third-Party Claim, fails to assume the defense of the Third-Party Claim actively and in good faith as described in this Section 12.08, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of the Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise or settlement. Notwithstanding anything to the contrary in this Section 12.08, if there is a reasonable probability that any Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to undertake and control the defense, compromise and/or settlement of such Third Party Claim.

(c)    The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, and employees. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of books, records and information that are reasonably relevant to such Third-Party Claim, and making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(d)    Tax Treatment of Indemnification Payments. For all Tax purposes, Parent, the Company, the Company Members, the Company Affiliates and each of their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Merger Consideration received by the Company Members for the transactions contemplated by this Agreement unless otherwise required by applicable Law.

Section 12.09    Determination of Liabilities; Mitigation.

(a)    The amount of any indemnifiable Liabilities under Section 12.02 and Section 12.03 shall be calculated net of any amounts actually recovered by the Indemnified Party or any Affiliate thereof with respect thereto from any third party with respect thereto (net of any collection costs), including, without limitation under, or pursuant to, any insurance policy. If after an Indemnified Party has received indemnification payments pursuant to Section 12.02 or Section 12.03, as applicable, such Indemnified Party (or its Affiliates) actually recovers cash (net of any collection costs), including, without limitation under, or pursuant to, any insurance policy from any third party relating to the claim or matter for which an indemnification payment was previously received, then such Indemnified Party shall promptly pay to the applicable Indemnifying Party the amount of such proceeds up to the amount of the prior payments to such Indemnified Party by such Indemnifying Party.

(b)    The amount of any indemnifiable Liabilities under Section 12.02 and Section 12.03 shall be calculated net of any net Tax benefit arising from the incurrence or payment of any Liability actually realized by any Indemnified Party in the taxable year such Liability is incurred, as calculated on a with and without basis.

(c)    Each party hereto shall take commercially reasonable steps to mitigate any of its Liabilities as promptly as reasonably practicable upon becoming aware of any event which would reasonably be expected to, or does, give rise to an indemnification claim under Section 12.02 and Section 12.03.

(d)    Liabilities shall be determined without duplication of any other Liabilities or which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. An Indemnified Party shall not be entitled to recover more than once, directly or indirectly, for the same Liabilities. For the avoidance of doubt, no duplicate recovery shall be permitted hereunder from a Company Member and the related Company Affiliate.

Section 12.10    Exclusive Remedy; No Rescission. From and after the Closing, except (i) as provided in Section 1.10, (ii) for all equitable remedies under Section 13.16 of this Agreement, or (iii) in the case of Fraud, the indemnification provided for under this Article XII shall be the sole and exclusive remedy of the parties, whether in contract, tort or otherwise, for all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein or in any certificate or instrument delivered in connection herewith. No breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of either party, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01    Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 13.02    Entire Agreement. This Agreement, the Confidential Schedules hereto, the Company Disclosure Schedule, the Escrow Agreement, the Confidentiality Agreement and the other agreements, documents, schedules and instruments signed and delivered by the Parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 13.03    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 13.03 shall be null and void.

Section 13.04    Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 13.05    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 13.06    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by email, at the respective addresses set forth below and is deemed delivered (a) in the case of personal delivery or email, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses by written notice to all other parties, sent as provided in this Section 13.06. All communications must be in writing and addressed as follows:

If to the Parent:

Tectonic Financial, Inc.
16200 Dallas Parkway, Suite 190
Dallas, Texas 75248
Attention: Patrick Howard, President
Email: phoward@tbank.com

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention: Beth A. Whitaker
Email: bwhitaker@huntonak.com

If to the Company (prior to the Effective Time), the Company Members or the Company Member

Representative:

Integra Funding Solutions, LLC
6908 Old Homestead Road

Fort Worth, Texas 76132
Attention: Tracy Bolt
Email: tracy@boltadvisoryllc.com

With a copy (which shall not constitute notice) to:

Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attention: Evan Malloy
Email: evan.malloy@kellyhart.com

If to the Company Members, the address next to such Company Member’s signature on the Company Member signature page hereto.

If to the Company Affiliates, the address next to such Company Affiliate’s signature on the Company Affiliate signature page hereto.

Section 13.07    GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW THAT WOULD APPLY THE LAW OF A DIFFERENT JURISDICTION. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN DALLAS COUNTY, TEXAS.

Section 13.08    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.08.

Section 13.09    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 13.10    Representation. The parties to this Agreement acknowledges that Kelly Hart & Hallman LLP (“KHH”) currently serves as counsel to both (i) the Company on the one hand and/or (ii) one or more of the Company Members and Company Affiliates on the other hand, in each case including in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. The parties understand and specifically agree that after the Closing KHH may withdraw from representing the Company or the Surviving Corporation and continue to represent the Company Members and/or Company Affiliates even if the interests of the Company Members and/or Company Affiliates on the one hand, and the interests of the Company or the Surviving Corporation on the other hand, are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement and Parent, TBI, and the Company hereby consents thereto and waives any conflict of interest arising therefrom. Each of the parties further agrees that, as to all pre-Closing communications among KHH, the Company, Company Members, and Company Affiliates relating to this Agreement or the transactions contemplated hereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of KHH representing the Company, the Company Members and Company Affiliates in connection with this Agreement and the transactions contemplated hereby shall survive the Closing and shall remain in effect, provided that any such privilege, from and after the Closing, shall belong to the Company Members and/or Company Affiliates and shall not pass to or be claimed by the Company or any of its respective Affiliates as it specifically relates to the transactions contemplated by this Agreement. In addition, if the transactions contemplated by this Agreement are consummated, the Surviving Corporation shall have no right of access to or control over any of KHH’s records related specifically to the transactions contemplated by this Agreement, which shall become the property of (and be controlled by) the Company Members and/or Company Affiliates. Furthermore, in the event of a dispute between the Company Members and/or Company Affiliates on the one hand, and the Surviving Corporation on the other hand, arising out of or relating to any matter in which KHH acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Company Members and/or Company Affiliates any information or documents developed or shared during the course of KHH’s representation of the Company Members and/or Company Affiliates on the one hand, and the Company on the other hand, in connection specifically with this Agreement and the transactions contemplated hereby.

Section 13.11    Company Members Representative.

(a)    Subject to the terms and conditions of this Section 13.11, the Parent and TBI hereby acknowledge that the Company Members Representative shall serve as the sole representative of the Company Members from and after the date hereof, with respect to the matters set forth in this Agreement and any other document or agreement contemplated hereby or thereby, such service to be without compensation except for the reimbursement of out-of-pocket expenses and indemnification specifically provided herein. The Company Members Representative has accepted such designation as of the date hereof; provided, however, that the Company Members Representative shall have no obligation to act on behalf of the Company Members. The Company Members Representative will, at all times, be entitled to rely on any directions received from the Company Members; provided, however, that the Company Members Representative shall not be required to follow any such direction and shall be under no obligation to take any action in his capacity as Company Members Representative based upon any such direction. Notwithstanding anything to the contrary contained in this Agreement, the Company Members Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Members shall otherwise exist against the Company Members Representative. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Company Members Representative, on the one hand, or any Company Member, the Company, TBI or the Parent, on the other hand, for any purpose of U.S. federal or state Law, including federal or state income Tax purposes. Neither the Company Members Representative nor any of his Affiliates owes any fiduciary or other duty to any Company Member.

(b)    Effective as of the date hereof, the Company Members Representative shall be the agent, proxy and attorney-in-fact for each Company Member for all purposes of this Agreement and any other documents or agreements contemplated hereby or thereby, including full power and authority (i) to take all actions that the Company Members Representative considers necessary or desirable in connection with the defense, pursuit, negotiation or settlement of any determinations relating to the payment or determination of the adjustment set forth in Section 1.09 and to sue, defend, negotiate, settle and compromise any claims made by or against, and other disputes with, the Parent and/or TBI, as applicable, pursuant to this Agreement or any of the agreements, instruments, documents or transactions contemplated hereby or executed in connection herewith, (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing, (iii) to provide for all expenses incurred in connection with the administration of the foregoing and to be reimbursed for such expenses from the Company Members on a pro rata basis, (iv) to disburse, or cause to be disbursed, to the Company Members any funds received (including by the Company Members Representative) for distribution to the Company Members under this Agreement and to deliver one or more Allocation Schedules pursuant to Section 1.11 showing the allocation of such funds among the Company Members, (v) to take all other actions and exercise all other rights which the Company Members Representative in his sole discretion considers necessary or appropriate in connection with this Agreement or any other documents or agreements contemplated hereby or thereby, and any amendment or waiver to this Agreement and the other agreements, instruments and documents contemplated hereby or executed in connection herewith. All decisions and acts by the Company Members Representative shall be binding upon all Company Members, and no Company Member shall have the right to object, dissent, protest or otherwise contest the same.

(c)    In the event that any Person authorized hereunder as the Company Members Representative shall die, become incapacitated, resign or otherwise fail to act on behalf of the Company Members for any reason, then the Company Members shall appoint a substitute Company Members Representative by a majority vote of the Company Members, and, in either case, such substituted Company Members Representative shall thereafter be deemed to be the Company Members Representative for all purposes of this Agreement.

(d)    Neither the Company Members Representative nor any of his agents or other representatives or Affiliates shall incur any liability to any Company Member by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of their duties hereunder. Neither the Company Members Representative nor any of his agents or other representatives or Affiliates shall be liable to any Company Member relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Company Members Representative constituted gross negligence or willful misconduct. The Company Members Representative and his agents and other representatives and Affiliates shall be indemnified and held harmless by the Company Members against all Liabilities paid or incurred in connection with any action, suit, proceeding or claim to which any of such Persons is made a party by reason of the fact that he was acting as the Company Members Representative pursuant to this Agreement; provided, however, that the Company Members Representative shall not be entitled to indemnification hereunder to the extent he is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Company Members Representative constituted gross negligence or willful misconduct.

(e)    Each of Parent and TBI agrees that no claim shall be brought by, or on behalf of, Parent, TBI or any of their respective Affiliates (including, after the Closing, the Surviving Corporation) against the Company Members Representative in his capacity as the representative of the Company Members hereunder with respect to this Agreement or the agreements or transactions contemplated hereby, or the delivery of any certificate, opinion, instrument or other documents delivered hereunder, with it being understood that the “parties” or “party” (including the Company Members Representative, in his capacity as a party to this Agreement) required to deliver such certificate, opinion, instrument or other documents shall remain responsible under this Agreement for the contents thereof and the performance of any covenant or agreement of or by the “parties” or “each of the parties” (including the Company Members Representative, in his capacity as a party to this Agreement) shall not be deemed to require performance by, or be an agreement of, the Company Members Representative unless performance by the Company Members Representative is expressly provided for in such covenant or the Company Members Representative expressly so agrees in writing.

Section 13.12    Disclosure Schedules. The Company Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement. Capitalized terms used in the Company Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. In the event a subject matter is addressed in more than one representation and warranty, the Company and Company Members or the Parent will be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Company Disclosure Schedules, or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Company Disclosure Schedules, or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Company Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. In addition, matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Company Disclosure Schedules shall be deemed to broaden in any way the scope of the applicable parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Disclosure Schedules is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Company Disclosure Schedules, and exhibits hereto and thereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of contract.

Section 13.13    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement shall govern and control.

Section 13.14    No Partnership or Other Relationship Created. In no event shall this Agreement be deemed to create a partnership between any Company Member, the Company, Company Affiliate, or any of their respective Affiliates, on the one hand, and the Parent, TBI or any of their respective Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by any Company Member, the Company, Company Affiliate or any of their respective Affiliates to the Parent, TBI or any of their respective Affiliates. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 13.15    Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

(a)“Affiliate” means, with respect to any specified Person, that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and ownership means the direct or indirect beneficial ownership of more than fifty percent (50%) of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than fifty percent (50%) of the voting and/or equity interest. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(b)“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. federal government or any day on which banking institutions in Dallas, Texas are authorized or required by Law to be closed.

(c)“Company Constituent Documents” shall mean the Company’s Certificate of Formation, Third Amended and Restated Company Agreement and such other documents that govern its operation as currently in effect.

(d)“Enforceability Exceptions” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

(e)“Environmental Laws” means the common Law and all federal, state, local and foreign Laws or regulations, codes, Orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health and the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and elated piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

(f)“Existing Employment Agreement” means that certain Executive Contract dated, January 1, 2016, between the Company and Randy Woods.

(g)“Fraud” means a fraudulent act committed by a party hereto with the intent to deceive another party hereto and to induce that party to enter into this Agreement (as opposed to any claim based on constructive knowledge or negligent misrepresentation or similar theory), and requires a false statement made with respect to the subject matter of a representation or warranty set forth in Article III or Article IV, as applicable.

(h)“GAAP” means U.S. generally accepted accounting principles, consistently applied, as appropriate for the Company and its business (as conducted in the ordinary course of business); provided, however, for purposes of Article IV, “GAAP” means U.S. generally accepted accounting principles, consistently applied, as appropriate for Parent, TBI and the Bank (as applicable).

(i)“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

(j)“Hazardous Material” means includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local Governmental Entity, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company or any of its Subsidiaries in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(k)“knowledge” and phrases of similar import means, as to Parent, the actual knowledge of any executive officer of Parent, TBI and the Bank designated by the Bank as an “executive officer” pursuant to Regulation O, 12 C.F.R. § 215.1, et seq., after reasonable inquiry and, as to the Company, the actual knowledge of the Manager or any executive officer of the Company after reasonable inquiry.

(l)“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

(m)“Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

(n)“Lien” means any mortgage, security interest, pledge, charges, claim, community property interest, easement, covenant, condition, equitable interest, option, encumbrance, lien, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (statutory or otherwise).

(o)“Material Adverse Effect” means, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, or (b) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (i) any changes in Laws or interpretations thereof; (ii) changes in GAAP; (iii) changes in global, national or regional political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism) or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (iv) general changes in the credit markets or general downgrades in the credit markets; or (v) changes proximately caused by the public disclosure or consummation of the transactions contemplated hereby or actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; provided, that, with respect to clauses (i) through (iv) such party is not affected to a greater extent than other Persons, bank holding companies, insured depository institutions or factoring companies in the industry in which such party operates.

(p)“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

(q)“Parent Constituent Documents” shall mean the Company’s Amended and Restated Certificate of Formation, Amended and Restated Bylaws and such other documents that govern its operation as currently in effect.

(r)“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties, (ii) Liens for Taxes being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank and/or the Company, as applicable, or have a material detrimental effect on the value thereof or its present use.

(s)“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(t)“Property” shall include all real property currently owned or leased by the Company or the Parent, as the case may be, as well as the premises and all improvements and fixtures thereon.

(u)“Pro-Rata Amount” as used with respect to any Company Member or Company Affiliate shall mean an amount equal to the product of $16,550,281 multiplied by (i) in the case of a Company Member, such Company Member’s pro rata ownership (on a percentage basis) of the total outstanding Company Membership Interests immediately prior to Closing or, as applicable, (ii) in the case of a Company Affiliate, the pro rata ownership (on a percentage basis) of the total outstanding Company Membership Interests, as of immediately prior to Closing, by the Company Member affiliated with such Company Affiliate.

(v)“Regulatory Agency” means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the Office of the Comptroller of the Currency, (iv) the FDIC, (v) the SEC, or (vi) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

(w)“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly through one or more Subsidiaries, (i) has fifty percent (50%) or more equity interest or (ii) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(x)“Tax” or “Taxes” means all (i) U.S. federal, state or local or non-U.S. taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, escheat, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(y)“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with an Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

(z)“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

Section 13.16    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at Law or in equity.

Section 13.17    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 13.18    Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 13.19    Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 13.20    Public Disclosure. Except for the joint press release in form and substance to be mutually agreed upon to be issued upon the Closing Date, neither Parent nor the Company, or any Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that (a) Parent and the Company are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, including, but not limited to, the filing of a Current Report on Form 8-K with the SEC, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement and (b) Parent may disclose the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby to potential investors in Parent that are bound by a confidentiality agreement.

Section 13.21    Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 13.06. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 13.06) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 13.22    Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

Section 13.23    No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except for (a) those employees entitled to severance under the Company’s and the Bank’s severance policy (as outlined in each of the Company’s and the Bank’s respective Personnel Policy), (b) those employees entitled to a New Employment Agreement in accordance with Section 5.11 and (c) KHH with respect to Section 13.10.

Section 13.24    Liability of Company Members and Company Affiliates. Any obligation of the Company Members and/or the Company Affiliates provided herein shall be deemed to be on a joint and several basis; provided, however, that, (i) in the case of any obligation regarding payment (including, without limitation, the obligations set forth in Section 1.10 and Article XII) no Company Member or Company Affiliate shall be responsible for payment of any amount in excess of such Person’s Pro-Rata Amount and (ii) notwithstanding any provision herein to the contrary, the obligations of the Company Members and Company Affiliates set forth in Article XI (and any obligation of indemnification with respect thereto) shall be on a several, and not joint, basis.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

PARENT:

TECTONIC FINANCIAL, INC.

By:/s/ Patrick Howard

Name:       Patrick Howard

Title:         President and Chief Operating Officer

[Parent Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, TBI has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

TBI:

T BANCSHARES, INC.

By:/s/ Patrick Howard

Name:       Patrick Howard

Title:         President and Chief Executive Officer

[TBI Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

COMPANY:

INTEGRA FUNDING SOLUTIONS, LLC

By:/s/ Randall W. Woods

Name:       Randall W. Woods

Title:         President

[Company Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Company Members have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

COMPANY MEMBERS:

THE BOLT FAMILY IRREVOCABLE TRUST

By:/s/ Tracy A. Bolt

Name:        Tracy A. Bolt

Title:          Trustee

Address:

IF HOLDINGS, LLC

By:/s/ Randall W. Woods

Name:        Randall W. Woods

Title:          President

Address:

DOUG WAIDELICH

By:/s/ Doug Waidelich

Address:

THE CRANE BASIN IRREVOCABLE TRUST

By:/s/ Max H. Bolt

Name:       Max H. Bolt

Title:         Trustee

Address:

THE HAMILTON IRREVOCABLE TRUST

By:/s/ Max H. Bolt

Name:       Max H. Bolt

Title:         Trustee

Address:

[Company Members Signature Page to Agreement and Plan of Merger]

WITNESS WHEREOF, the Company Affiliates have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

COMPANY AFFILIATES:

TRACY A. BOLT

By:/s/ Tracy A. Bolt

Address:

RANDALL W. WOODS

By:/s/ Randall W. Woods

Address:

[Company Affiliates Signature Page to Agreement and Plan of Merger]